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Exhibit 99.2

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Citigroup Inc.:

        We have audited the accompanying consolidated balance sheet of Citigroup Inc. and subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citigroup Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 to the consolidated financial statements, in 2003 the Company changed its methods of accounting for variable interest entities and stock-based compensation and in 2002 the Company changed its methods of accounting for goodwill and intangible assets and accounting for the impairment or disposal of long-lived assets. Also, as discussed in Note 1 to the consolidated financial statements, in 2001 the Company changed its methods of accounting for derivative instruments and hedging activities, accounting for interest income and impairment on purchased and retained beneficial interests in securitized financial assets, and accounting for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.

/s/KPMG LLP
New York, New York
February 26, 2004, except as to Note 4, which is as of May 14, 2004

CONSOLIDATED FINANCIAL STATEMENTS

Citigroup Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31
	2003	2002	2001
	In millions of dollars, except per share amounts
Revenues
Loan interest, including fees	$38,110	$37,903	$39,588
Other interest and dividends	18,937	21,036	24,896
Insurance premiums	3,749	3,410	3,450
Commissions and fees	16,314	15,258	15,593
Principal transactions	5,120	4,513	5,544
Asset management and administration fees	5,665	5,146	5,389
Realized gains (losses) from sales of investments	510	(485)	237
Other revenue	6,308	5,775	4,463

Total revenues	94,713	92,556	99,160
Interest expense	17,271	21,248	31,793

Total revenues, net of interest expense	77,442	71,308	67,367

Benefits, claims, and credit losses
Policyholder benefits and claims	3,895	3,478	3,520
Provision for credit losses	8,046	9,995	6,800

Total benefits, claims, and credit losses	11,941	13,473	10,320

Operating expenses
Non-insurance compensation and benefits	21,288	18,650	19,449
Net occupancy expense	4,280	4,005	3,735
Technology/communications expense	3,414	3,139	3,068
Insurance underwriting, acquisition, and operating	1,063	992	1,115
Restructuring-related items	(46)	(15)	454
Other operating expenses	9,169	10,527	8,707

Total operating expenses	39,168	37,298	36,528

Income from continuing operations before income taxes, minority interest, and cumulative effect of accounting changes	26,333	20,537	20,519
Provision for income taxes	8,195	6,998	7,203
Minority interest, net of income taxes	285	91	87

Income from continuing operations before cumulative effect of accounting changes	17,853	13,448	13,229

Discontinued operations
Income from discontinued operations	—	965	1,378
Gain on sale of stock by subsidiary	—	1,270	—
Provision for income taxes	—	360	323

Income from discontinued operations, net	—	1,875	1,055
Cumulative effect of accounting changes, net	—	(47)	(158)
Net income	$17,853	$15,276	$14,126

Basic earnings per share
Income from continuing operations	$3.49	$2.63	$2.61
Income from discontinued operations, net	—	0.37	0.21
Cumulative effect of accounting changes, net	—	(0.01)	(0.03)

Net income	$3.49	$2.99	$2.79

Weighted average common shares outstanding	5,093.3	5,078.0	5,031.7

Diluted earnings per share
Income from continuing operations	$3.42	$2.59	$2.55
Income from discontinued operations, net	—	0.36	0.20
Cumulative effect of accounting changes, net	—	(0.01)	(0.03)

Net income	$3.42	$2.94	$2.72

Adjusted weighted average common shares outstanding	5,193.6	5,166.2	5,147.0

See Notes to the Consolidated Financial Statements.

Citigroup Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

	December 31
	2003	2002(1)
	In millions of dollars
Assets
Cash and due from banks (including segregated cash and other deposits)	$21,149	$17,326
Deposits at interest with banks	19,777	16,382
Federal funds sold and securities borrowed or purchased under agreements to resell	172,174	139,946
Brokerage receivables	26,476	25,358
Trading account assets (including $65,352 and $36,975 pledged to creditors at December 31, 2003 and December 31, 2002, respectively)	235,319	155,208
Investments (including $12,066 and $11,092 pledged to creditors at December 31, 2003 and December 31, 2002, respectively)	182,892	169,513
Loans, net of unearned income
Consumer	379,932	337,681
Corporate	98,074	110,124

Loans, net of unearned income	478,006	447,805
Allowance for credit losses	(12,643)	(11,101)

Total loans, net	465,363	436,704
Goodwill	27,581	26,961
Intangible assets	13,881	8,509
Reinsurance recoverables	4,577	4,356
Separate and variable accounts	27,473	22,118
Other assets	67,370	75,209

Total assets	$1,264,032	$1,097,590

Liabilities
Non-interest-bearing deposits in U.S. offices	$30,074	$29,545
Interest-bearing deposits in U.S. offices	146,675	141,787
Non-interest-bearing deposits in offices outside the U.S.	22,940	21,422
Interest-bearing deposits in offices outside the U.S.	274,326	238,141

Total deposits	474,015	430,895
Federal funds purchased and securities loaned or sold under agreements to repurchase	181,156	162,643
Brokerage payables	37,330	22,024
Trading account liabilities	121,869	91,426
Contractholder funds and separate and variable accounts	58,402	49,331
Insurance policy and claims reserves	17,478	16,350
Investment banking and brokerage borrowings	22,442	21,353
Short-term borrowings	36,187	30,629
Long-term debt	162,702	126,927
Other liabilities	48,380	53,142
Citigroup or subsidiary-obligated mandatorily redeemable securities of subsidiary trusts holding solely junior subordinated debt securities of —Parent	5,217	4,657
—Subsidiary	840	1,495

Total liabilities	1,166,018	1,010,872

Stockholders' equity
Preferred stock ($1.00 par value; authorized shares: 30 million), at aggregate liquidation value	1,125	1,400
Common stock ($.01 par value; authorized shares: 15 billion), issued shares: 2003 and 2002—5,477,416,254 shares	55	55
Additional paid-in capital	17,531	17,381
Retained earnings	93,483	81,403
Treasury stock, at cost: 2003—320,466,849 shares and 2002—336,734,631 shares	(11,524)	(11,637)
Accumulated other changes in equity from nonowner sources	(806)	(193)
Unearned compensation	(1,850)	(1,691)

Total stockholders' equity	98,014	86,718

Total liabilities and stockholders' equity	$1,264,032	$1,097,590

(1)
Reclassified to conform to the 2003 presentation.

See Notes to the Consolidated Financial Statements.

Citigroup Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

	Year Ended December 31
	Amounts			Shares
	2003	2002	2001	2003	2002	2001
	In millions of dollars, except shares in thousands
Preferred stock at aggregate liquidation value
Balance, beginning of year	$1,400	$1,525	$1,745	5,350	5,850	6,233
Redemption or retirement of preferred stock	(275)	(125)	(250)	(1,100)	(500)	(500)
Other(1)	—	—	30	—	—	117

Balance, end of year	1,125	1,400	1,525	4,250	5,350	5,850

Common stock and additional paid-in capital
Balance, beginning of year	17,436	23,251	16,558	5,477,416	5,477,416	5,351,144
Employee benefit plans	133	664	228	—	—	—
Contribution to Citigroup Pension Fund	—	(83)	—	—	—	—
Other(2)	17	(6,396)	6,465	—	—	126,272

Balance, end of year	17,586	17,436	23,251	5,477,416	5,477,416	5,477,416

Retained earnings
Balance, beginning of year	81,403	69,803	58,862
Net income	17,853	15,276	14,126
Common dividends	(5,702)	(3,593)	(3,075)
Preferred dividends	(71)	(83)	(110)

Balance, end of year	93,483	81,403	69,803

Treasury stock, at cost
Balance, beginning of year	(11,637)	(11,099)	(10,213)	(336,735)	(328,728)	(328,922)
Issuance of shares pursuant to employee benefit plans	2,437	1,495	1,980	75,586	43,242	59,681
Contribution to Citigroup Pension Fund	—	583	—	—	16,767	—
Treasury stock acquired(3)	(1,967)	(5,483)	(3,045)	(52,464)	(151,102)	(64,184)
Shares purchased from Employee Pension Fund	(449)	—	—	(9,556)	—	—
Other(4)	92	2,867	179	2,702	83,086	4,697

Balance, end of year	(11,524)	(11,637)	(11,099)	(320,467)	(336,735)	(328,728)

Accumulated other changes in equity from nonowner sources
Balance, beginning of year	(193)	(844)	123
Cumulative effect of accounting changes, after-tax (5)	—	—	118
Net change in unrealized gains and losses on investment securities, after-tax	951	1,105	(222)
Net change for cash flow hedges, after-tax	(491)	1,074	171
Net change in foreign currency translation adjustment, after-tax	(1,073)	(1,528)	(1,034)

Balance, end of year	(806)	(193)	(844)

Unearned compensation
Balance, beginning of year	(1,691)	(1,389)	(869)
Net issuance of restricted and deferred stock	(159)	(302)	(520)

Balance, end of year	(1,850)	(1,691)	(1,389)

Total common stockholders' equity and common shares outstanding	96,889	85,318	79,722	5,156,949	5,140,681	5,148,688

Total stockholders' equity	$98,014	$86,718	$81,247

Summary of changes in equity from nonowner sources
Net income	$17,853	$15,276	$14,126
Other changes in equity from nonowner sources, after-tax	(613)	651	(967)

Total changes in equity from nonowner sources	$17,240	$15,927	$13,159

(1)
Represents shares previously held by affiliates that have subsequently been traded on the open market to third parties.

(2)
In 2002, primarily represents the $7.0 billion tax-free distribution to Citigroup's stockholders of a majority portion of Citigroup's remaining ownership interest in TPC, offset by $0.7 billion for the issuance of shares in connection with the acquisition of GSB. In 2001, primarily includes $6.5 billion for the issuance of shares to effect the Banamex acquisition.

(3)
In 2003, includes $0.3 billion relating to shares repurchased from Mr. Sanford I. Weill.

(4)
In 2002, primarily represents shares issued in connection with the acquisition of GSB.

(5)
In 2001, refers to the adoption of SFAS 133 and EITF 99-20, resulting in increases to equity from nonowner sources of $25 million and $93 million, respectively.

See Notes to the Consolidated Financial Statements.

Citigroup Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31
	2003	2002	2001
	In millions of dollars
Cash flows from operating activities of continuing operations
Net income	$17,853	$15,276	$14,126
Income from discontinued operations, net of tax	—	717	1,055
Gain on sale of stock by subsidiary, net of tax	—	1,158	—
Cumulative effect of accounting changes	—	(47)	(158)

Income from continuing operations	17,853	13,448	13,229
Adjustments to reconcile net income to net cash (used in) provided by operating activities of continuing operations
Amortization of deferred policy acquisition costs and present value of future profits	547	405	400
Additions to deferred policy acquisition costs	(976)	(865)	(853)
Depreciation and amortization	1,574	1,521	2,289
Deferred tax provision (benefit)	861	(204)	1,003
Provision for credit losses	8,046	9,995	6,800
Change in trading account assets	(80,111)	(10,625)	(11,843)
Change in trading account liabilities	30,443	10,883	(4,503)
Change in federal funds sold and securities borrowed or purchased under agreements to resell	(32,228)	(2,127)	(28,932)
Change in federal funds purchased and securities loaned or sold under agreements to repurchase	19,468	7,176	39,943
Change in brokerage receivables, net of brokerage payables	14,188	(1,070)	7,550
Change in insurance policy and claims reserves	1,128	3,272	1,446
Net (gains)/losses from sales of investments	(510)	485	(237)
Venture capital activity	134	577	888
Restructuring-related items and merger-related costs	(46)	(15)	454
Other, net	4,775	(6,827)	(873)

Total adjustments	(32,707)	12,581	13,532

Net cash (used in) provided by operating activities of continuing operations	(14,854)	26,029	26,761

Cash flows from investing activities of continuing operations
Change in deposits at interest with banks	(3,395)	2,935	(3,052)
Change in loans	(30,012)	(40,780)	(34,787)
Proceeds from sales of loans	18,553	17,005	26,470
Purchases of investments	(208,040)	(393,344)	(436,461)
Proceeds from sales of investments	127,277	280,234	388,127
Proceeds from maturities of investments	71,730	78,505	28,601
Other investments, primarily short-term, net	130	(531)	(400)
Capital expenditures on premises and equipment	(2,354)	(1,377)	(1,709)
Proceeds from sales of premises and equipment, subsidiaries and affiliates, and repossessed assets	1,260	2,184	1,789
Business acquisitions	(21,456)	(3,953)	(7,067)

Net cash used in investing activities of continuing operations	(46,307)	(59,122)	(38,489)

Cash flows from financing activities of continuing operations
Dividends paid	(5,773)	(3,676)	(3,185)
Issuance of common stock	686	483	875
Issuance of mandatorily redeemable securities of parent trusts	1,600	—	2,550
Redemption of mandatorily redeemable securities of parent trusts	(700)	—	—
Redemption of mandatorily redeemable securities of subsidiary trusts	(625)	(400)	(345)
Redemption of preferred stock, net	(275)	(125)	(220)
Treasury stock acquired	(2,416)	(5,483)	(3,045)
Stock tendered for payment of withholding taxes	(499)	(475)	(506)
Issuance of long-term debt	67,054	39,520	43,735
Payments and redemptions of long-term debt	(45,800)	(47,169)	(35,299)
Change in deposits	42,136	30,554	39,398
Change in short-term borrowings and investment banking and brokerage borrowings	6,647	11,988	(30,931)
Contractholder fund deposits	8,346	8,548	8,363
Contractholder fund withdrawals	(5,976)	(5,815)	(5,486)

Net cash provided by financing activities of continuing operations	64,405	27,950	15,904

Effect of exchange rate changes on cash and cash equivalents	579	98	(323)

Discontinued operations
Net cash (used in) provided by discontinued operations	—	(237)	41
Proceeds from sale of stock by subsidiary	—	4,093	—

Change in cash and due from banks	3,823	(1,189)	3,894
Cash and due from banks at beginning of period	17,326	18,515	14,621

Cash and due from banks at end of period	$21,149	$17,326	$18,515

Supplemental disclosure of cash flow information for continuing operations
Cash paid during the period for income taxes	$6,113	$6,834	$2,085
Cash paid during the period for interest	$15,732	$20,226	$32,711
Non-cash investing activities
Transfers to repossessed assets	$1,077	$1,180	$445

See Notes to the Consolidated Financial Statements.

Citigroup Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Summary of Significant Accounting Policies

Principles of Consolidation

        The Consolidated Financial Statements include the accounts of Citigroup and its subsidiaries (the Company). The Company consolidates subsidiaries which it holds, directly or indirectly, more than 50% of the voting rights or where it exercises control. Entities where the Company holds 20% to 50% of the voting rights and/or has the ability to exercise significant influence, other than investments of designated venture capital subsidiaries, are accounted for under the equity method, and the pro rata share of their income (loss) is included in other income. Income from investments in less than 20%-owned companies is recognized when dividends are received. Citigroup consolidates entities deemed to be variable interest entities (VIEs) when Citigroup is determined to be the primary beneficiary under FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). Gains and losses on disposition of branches, subsidiaries, affiliates, buildings, and other investments and charges for management's estimate of impairment in their value that is other than temporary, such that recovery of the carrying amount is deemed unlikely, are included in other income.

        The Company recognizes a gain or loss in the Consolidated Statement of Income when a subsidiary issues its own stock to a third party at a price higher or lower than the Company's proportionate carrying amount.

        On August 20, 2002, Citigroup completed the distribution to its stockholders of a majority portion of its remaining ownership interest in Travelers Property Casualty Corp. (TPC) (an indirect wholly owned subsidiary of Citigroup on December 31, 2001). Following the distribution, Citigroup began reporting TPC separately as discontinued operations. See Note 3 to the Consolidated Financial Statements for additional discussion of discontinued operations.

        Certain amounts in prior years have been reclassified to conform to the current year's presentation.

Foreign Currency Translation

        Assets and liabilities denominated in non-U.S. dollar currencies are translated into U.S. dollar equivalents using year-end spot foreign exchange rates. Revenues and expenses are translated monthly at amounts that approximate weighted average exchange rates, with resulting gains and losses included in income. The effects of translating operations with a functional currency other than the U.S. dollar are included in stockholders' equity along with related hedge and tax effects. The effects of translating operations with the U.S. dollar as the functional currency, including those in highly inflationary environments, are included in other income along with related hedge effects. Hedges of foreign currency exposures include forward currency contracts and designated issues of non-U.S. dollar debt.

Use of Estimates

        The preparation of the Consolidated Financial Statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Flows

        Cash equivalents are defined as those amounts included in cash and due from banks. Cash flows from risk management activities are classified in the same category as the related assets and liabilities.

Investments

        Investments include fixed maturity and equity securities. Fixed maturities include bonds, notes and redeemable preferred stocks, as well as certain loan-backed and structured securities subject to prepayment risk. Equity securities include common and non-redeemable preferred stocks. Fixed maturities classified as "held to maturity" represent securities that the Company has both the ability and the intent to hold until maturity and are carried at amortized cost. Fixed maturity securities and marketable equity securities classified as "available-for-sale" are carried at fair value, which is determined based on quoted market prices when available, or if quoted market prices are not available, discounted expected cash flows using market rates commensurate with the credit quality and maturity of the investment, with unrealized gains and losses and related hedge effects reported in a separate component of stockholders' equity, net of applicable income taxes. Declines in fair value that are determined to be other than temporary are charged to earnings. Accrual of income is suspended on fixed maturities that are in default, or on which it is likely that future interest payments will not be made as scheduled. Fixed maturities subject to prepayment risk are accounted for using the retrospective method, where the principal amortization and effective yield are recalculated each period based on actual historical and projected future cash flows. Realized gains and losses on sales of investments are included in earnings on a specific identified cost basis.

        Citigroup's private equity subsidiaries include subsidiaries registered as Small Business Investment Companies and other subsidiaries that engage exclusively in venture capital activities. Venture capital investments are carried at fair value, with changes in fair value recognized in other income. The fair values of publicly traded securities held by these subsidiaries are generally based upon quoted market prices. In certain situations, including thinly traded securities, large-block holdings, restricted shares, or other special situations, the quoted market price is adjusted to produce an estimate of the attainable fair value for the securities. For securities held by these subsidiaries that are not publicly traded, estimates of fair value are made based upon review of the investee's financial results, condition, and prospects, together with comparisons to similar companies for which quoted market prices are available.

Securities Borrowed and Securities Loaned

        Securities borrowed and securities loaned are recorded at the amount of cash advanced or received. With respect to securities loaned, the Company receives cash collateral in an amount in excess of the market value of securities loaned. The Company monitors the market value of securities borrowed and loaned on a daily basis with additional collateral obtained as necessary. Interest received or paid is recorded in interest income or interest expense.

Repurchase and Resale Agreements

        Repurchase and resale agreements are treated as collateralized financing transactions and are carried at the amounts at which the securities will be subsequently reacquired or resold, including accrued interest, as specified in the respective agreements. The Company's policy is to take possession of securities purchased under agreements to resell. The market value of securities to be repurchased and resold is monitored, and additional collateral is obtained where appropriate to protect against credit exposure.

Trading Account Assets and Liabilities

        Trading Account Assets and Liabilities include securities, commodities, and derivatives and are carried at fair value, which is determined based upon quoted prices when available, or under an alternative approach such as matrix or model pricing when market prices are not readily available. If quoted market prices are not available for fixed maturity securities, derivatives, or commodities, the Company discounts the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. Obligations to deliver securities sold, not yet purchased are also carried at fair value and included in trading account liabilities. The determination of fair value considers various factors, including: closing exchange or over-the-counter market price quotations; time value and volatility factors underlying options, warrants, and derivatives; price activity for equivalent or synthetic instruments; counterparty credit quality; the potential impact on market prices or fair value of liquidating the Company's positions in an orderly manner over a reasonable period of time under current market conditions; and derivatives transaction maintenance costs during that period. The fair value of aged inventory is actively monitored and, where appropriate, is discounted to reflect the implied illiquidity for positions that have been available-for-immediate-sale for longer than 90 days. Changes in fair value of trading account assets and liabilities are recognized in earnings. Interest expense on trading account liabilities is reported as a reduction of interest revenues.

        Commodities include physical quantities of commodities involving future settlement or delivery, and related gains or losses are reported as principal transactions.

        Derivatives used for trading purposes include interest rate, currency, equity, credit, and commodity swap agreements, options, caps and floors, warrants, and financial and commodity futures and forward contracts. The fair value of derivatives is determined based upon liquid market prices evidenced by exchange traded prices, broker/dealer quotations, or prices of other transactions with similarly rated counterparties. The fair value includes an adjustment for individual counterparty credit risk and other adjustments, as appropriate, to reflect liquidity and ongoing servicing costs. The fair values of derivative contracts reflect cash we have paid or received (for example, option premiums and cash margin in connection with credit support agreements). Derivatives in a net receivable position, as well as options owned and warrants held, are reported as trading account assets. Similarly, derivatives in a net payable position, as well as options written and warrants issued, are reported as trading account liabilities. Revenues generated from derivative instruments used for trading purposes are reported as principal transactions and include realized gains and losses, as well as unrealized gains and losses resulting from changes in the fair value of such instruments. During the fourth quarter of 2002, the Company adopted Emerging Issues Task Force (EITF) Issue No. 02-3, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities" (EITF 02-3). Under EITF 02-3, recognition of a trading profit at inception of a derivative transaction is prohibited unless the fair value of that derivative is obtained from a quoted market price, supported by comparison to other observable market transactions, or based upon a valuation technique incorporating observable market data. The Company defers trade date gains or losses on derivative transactions where the fair value is not determined based upon observable market transactions and market data. The deferral is recognized in income when the market data becomes observable or over the life of the transaction.

Commissions, Underwriting, and Principal Transactions

        Commissions, Underwriting, and Principal Transactions revenues and related expenses are recognized in income on a trade-date basis.

Consumer Loans

        Consumer Loans include loans and leases managed by the Global Consumer business and Private Bank. As a general rule, for open-end revolving and closed-end installment and real estate loans, interest accrual ceases when payments are no later than 90 days contractually past due, except for certain open-end revolving products (e.g., credit cards), where we accrue interest until payments are 180 days contractually past due and reverse the interest and fees earned, but not collected.

        As a general rule, unsecured closed-end installment loans that become 120 days contractually past due and unsecured open-end (revolving) loans that become 180 days contractually past due are charged-off. Loans secured with non-real-estate collateral are written down to the estimated value of the collateral, less costs to sell, at 120 days past due. Real-estate secured loans (both open- and closed-end) are written down to the estimated value of the property, less costs to sell, no later than 180 days past due.

        In certain consumer finance businesses in North America, secured real estate loans are written down to the estimated value of the property, less costs to sell, at the earlier of receipt of title or 12 months in foreclosure (which process must commence when payments are no later than 120 days contractually past due). Closed-end loans secured by non-real-estate collateral are written down to the estimated value of the collateral, less costs to sell, when payments are no later than 180 days contractually past due. Unsecured loans (both open- and closed-end) are charged-off when the loan becomes 180 days contractually past due and 180 days from the last payment, but in no event can these loans exceed 360 days contractually past due.

        Certain Western European businesses have exceptions to these charge-off policies due to the local environment in which these businesses operate.

        Unsecured loans in bankruptcy are charged-off within 30 days of notification of filing by the bankruptcy court or within the contractual write-off periods, whichever occurs earlier. In a certain consumer finance business, unsecured loans in bankruptcy are charged-off when they are 30 days contractually past due.

        Commercial Markets, which is included within Retail Banking, includes loans and leases made principally to small- and middle-market businesses. Commercial Markets loans are placed on a non-accrual basis when it is determined that the payment of interest or principal is doubtful of collection or when interest or principal is past due for 90 days or more, except when the loan is well-secured and in the process of collection.

Corporate Loans

        Corporate Loans represent loans and leases managed by Global Corporate and Investment Bank (GCIB). Corporate loans are identified as impaired and placed on a cash (non-accrual) basis when it is determined that the payment of interest or principal is doubtful of collection, or when interest or principal is past due for 90 days or more, except when the loan is well-secured and in the process of collection. Any interest accrued on impaired corporate loans and leases is reversed at 90 days and charged against current earnings, and interest is thereafter included in earnings only to the extent actually received in cash. When there is doubt regarding the ultimate collectibility of principal, all cash receipts are thereafter applied to reduce the recorded investment in the loan. Impaired corporate loans and leases are written down to the extent that principal is judged to be uncollectible. Impaired collateral-dependent loans and leases where repayment is expected to be provided solely by the sale of the underlying collateral and there are no other available and reliable sources of repayment are written down to the lower of cost or collateral value. Cash-basis loans are returned to an accrual status when all contractual principal and interest amounts are reasonably assured of repayment and there is a sustained period of repayment performance in accordance with the contractual terms.

Lease Financing Transactions

        Loans include the Company's share of aggregate rentals on lease financing transactions and residual values net of related unearned income. Lease financing transactions substantially represent direct financing leases and also include leveraged leases. Unearned income is amortized under a method that results in an approximate level rate of return when related to the unrecovered lease investment. Gains and losses from sales of residual values of leased equipment are included in other income.

Loans Held-for-Sale

        Credit card and other receivables and mortgage loans originated for sale are classified as loans held-for-sale, which are accounted for at the lower of cost or market value and reported in other assets with net credit losses charged to other income.

Allowance for Credit Losses

        Allowance for Credit Losses represents management's estimate of probable losses inherent in the portfolio. Attribution of the allowance is made for analytical purposes only, and the entire allowance is available to absorb probable credit losses inherent in the portfolio, including unfunded commitments. Additions to the allowance are made by means of the provision for credit losses. Credit losses are deducted from the allowance, and subsequent recoveries are added. Securities received in exchange for loan claims in debt restructurings are initially recorded at fair value, with any gain or loss reflected as a recovery or charge-off to the allowance, and are subsequently accounted for as securities available-for-sale.

        In the corporate portfolio, larger-balance, non-homogeneous exposures representing significant individual credit exposures are evaluated based upon the borrower's overall financial condition, resources, and payment record; the prospects for support from any financially responsible guarantors; and, if appropriate, the realizable value of any collateral. Reserves are established for these loans based upon an estimate of probable losses for individual larger-balance, non-homogeneous loans deemed to be impaired. This estimate considers all available evidence including, as appropriate, the present value of the expected future cash flows discounted at the loan's contractual effective rate, the secondary market value of the loan and the fair value of collateral less disposal costs. The allowance for credit losses attributed to the remaining portfolio is established via a process that estimates the probable loss inherent in the portfolio based upon various statistical analyses. These analyses consider historical and projected default rates and loss severities; internal risk ratings; and geographic, industry, and other environmental factors. Management also considers overall portfolio indicators including trends in internally risk-rated exposures, classified exposures, cash-basis loans, historical and forecasted write-offs, and a review of industry, geographic, and portfolio concentrations, including current developments within those segments. In addition, management considers the current business strategy and credit process, including credit limit setting and compliance, credit approvals, loan underwriting criteria, and loan workout procedures.

        Each portfolio of smaller-balance, homogeneous loans, including consumer mortgage, installment, revolving credit, and most other consumer loans, is collectively evaluated for impairment. The allowance for credit losses attributed to these loans is established via a process that estimates the probable losses inherent in the portfolio, based upon various statistical analyses. These include migration analysis, in which historical delinquency and credit loss experience is applied to the current aging of the portfolio, together with analyses that reflect current trends and conditions. Management also considers overall portfolio indicators including historical credit losses; delinquent, non-performing, and classified loans; trends in volumes and terms of loans; an evaluation of overall credit quality; the credit process, including lending policies and procedures; and economic, geographical, product, and other environmental factors.

        This evaluation includes an assessment of the ability of borrowers with foreign currency obligations to obtain the foreign currency necessary for orderly debt servicing.

Transfers of Financial Assets

        For a transfer of financial assets to be considered a sale, financial assets transferred by the Company must have been isolated from the seller, even in bankruptcy or other receivership; the purchaser must have the right to sell the assets transferred, or the purchaser must be a qualifying special purpose entity meeting certain significant restrictions on its activities, whose investors have the right to sell their ownership interests in the entity; and the seller does not continue to control the assets transferred through an agreement to repurchase them or have a right to cause the assets to be returned (known as a call option). A transfer of financial assets that meets the sale requirements is removed from the Company's Consolidated Balance Sheet. If the conditions for sale are not met, the transfer is considered to be a secured borrowing, and the assets remain on the Company's Consolidated Balance Sheet and the proceeds are recognized as the Company's liability.

        In determining whether financial assets transferred have, in fact, been isolated from the Company, an opinion of legal counsel is generally obtained for complex transactions or where the Company has continuing involvement with the assets transferred or with the securitization entity. For sale treatment to be appropriate, those opinions must state that the asset transfer would be considered a sale and that the assets transferred would not be consolidated with the Company's other assets in the event of the Company's insolvency.

        See Note 12 to the Consolidated Financial Statements.

Securitizations

        Citigroup and its subsidiaries securitize primarily credit card receivables and mortgages. Other types of assets securitized include corporate debt securities, auto loans, and student loans.

        After securitizations of credit card receivables, the Company continues to maintain credit card customer account relationships and provides servicing for receivables transferred to the trusts. The Company also arranges for third parties to provide credit enhancement to the trusts, including cash collateral accounts, subordinated securities, and letters of credit. As specified in certain of the sale agreements, the net revenue collected each month is accumulated up to a predetermined maximum amount, and is available over the remaining term of that transaction to make payments of yield, fees, and transaction costs in the event that net cash flows from the receivables are not sufficient. When the predetermined amount is reached, net revenue is passed directly to the Citigroup subsidiary that sold the receivables.

        Interest in the securitized and sold loans may be retained in the form of subordinated interest-only strips, subordinated tranches, spread accounts, and servicing rights. The Company retains a seller's interest in the credit card receivables transferred to the trust, which is not in securitized form. Accordingly, the seller's interest is carried on a historical cost basis and classified as consumer loans. Retained interests in securitized mortgage loans are classified as trading account assets. Other retained interests are primarily recorded as available-for-sale investments. Gains or losses on securitization and sale depend in part on the previous carrying amount of the loans involved in the transfer and are allocated between the loans sold and the retained interests based on their relative fair values at the date of sale. Gains are recognized at the time of securitization and are reported in other income.

        The Company values its securitized retained interests at fair value using either financial models, quoted market prices, or sales of similar assets. Where quoted market prices are not available, the Company estimates the fair value of these retained interests by determining the present value of future expected cash flows using modeling techniques that incorporate management's best estimates of key assumptions, including payment speeds, credit losses, and discount rates.

        For each securitization entity with which the Company is involved, the Company makes a determination of whether the entity should be considered a subsidiary of the Company and be included in the Company's Consolidated Financial Statements or whether the entity is sufficiently independent that it does not need to be consolidated. If the securitization entity's activities are sufficiently restricted to meet certain accounting requirements to be a qualifying special purpose entity, the securitization entity is not consolidated by Citigroup as seller of the transferred assets. If the securitization entity is determined to be a VIE, the Company consolidates the VIE if it is the primary beneficiary.

        For all other securitizations in which Citigroup participates, a consolidation decision is made by evaluating several factors, including how much of the entity's ownership is in the hands of third-party investors, who controls the securitization entity, and who reaps the rewards and bears the risks of the entity. Only securitization entities controlled by Citigroup are consolidated.

Variable Interest Entities

        An entity is subject to FIN 46 and is called a VIE if it has (1) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) equity investors that cannot make significant decisions about the entity's operations, or that do not absorb the expected losses or receive the expected returns of the entity. All other entities are evaluated for consolidation under SFAS No. 94, "Consolidation of All Majority-Owned Subsidiaries" (SFAS 94). A VIE is consolidated by its primary beneficiary, which is the party involved with the VIE that has a majority of the expected losses or a majority of the expected residual returns or both.

        In addition to the VIEs that are consolidated in accordance with FIN 46, the Company has significant variable interests in certain other VIEs that are not consolidated because the Company is not the primary beneficiary. These include multi-seller finance companies, collateralized debt obligations (CDOs), many structured finance transactions, and various investment funds.

Mortgage Servicing Rights (MSRs)

        Mortgage Servicing Rights (MSRs), which are included within intangible assets on the Consolidated Balance Sheet, are recognized as assets when purchased or when the Company sells or securitizes loans acquired through purchase or origination and retains the right to service the loans. Servicing rights retained in the securitization of mortgage loans are measured by allocating the carrying value of the loans between the assets sold and the interests retained, based on the relative fair values at the date of securitization. The fair values are determined using internally developed assumptions comparable to quoted market prices. MSRs are amortized using a proportionate cash flow method over the period of the related net positive servicing income to be generated from the various portfolios purchased or loans originated. The Company periodically estimates the fair value of MSRs by discounting projected net servicing cash flows of the remaining servicing portfolio considering market loan prepayment predictions and other economic factors. Impairment of MSRs is evaluated on a disaggregated basis by type (i.e., fixed rate or adjustable rate) and by interest rate band, which are believed to be the predominant risk characteristics of the Company's servicing portfolio. Any excess of the carrying value of the capitalized servicing rights over the fair value by stratum is recognized through a valuation allowance for each stratum and charged to the provision for impairment on MSRs.

Goodwill

        Goodwill represents an acquired company's acquisition cost less the fair value of net tangible and intangible assets. Through the end of 2001, goodwill related to purchase acquisitions completed prior to June 30, 2001 was amortized on a straight-line basis over its estimated useful life. Effective January 1, 2002, amortization ceased on this goodwill. Goodwill related to purchase acquisitions completed after June 30, 2001 is not amortized. Goodwill is subject to annual impairment tests whereby goodwill is allocated to the Company's reporting units and an impairment is deemed to exist if the carrying value of a reporting unit exceeds its estimated fair value. Furthermore, on any business dispositions, goodwill is allocated to the business disposed of based on the ratio of the fair value of the business disposed of to the fair value of the reporting unit.

Intangible Assets

        Intangible Assets, including MSRs, core deposit intangibles, present value of future profits, purchased credit card relationships, other customer relationships, and other intangible assets are amortized over their estimated useful lives unless they are deemed to have indefinite useful lives. Upon the adoption of SFAS 142, intangible assets deemed to have indefinite useful lives, primarily certain asset management contracts and trade names, are not amortized and are subject to annual impairment tests. An impairment exists if the carrying value of the indefinite-lived intangible asset exceeds its fair value. For other intangible assets subject to amortization, an impairment is recognized if the carrying amount is not recoverable and the carrying amount exceeds the fair value of the intangible asset.

Repossessed Assets

        Upon repossession, loans are adjusted, if necessary, to the estimated fair value of the underlying collateral and transferred to Repossessed Assets, which is reported in other assets net of a valuation allowance for selling costs and net declines in value as appropriate.

Risk Management Activities—Derivatives Used for Non-Trading Purposes

        The Company manages its exposures to market rate movements outside its trading activities by modifying the asset and liability mix, either directly or through the use of derivative financial products including interest rate swaps, futures, forwards, and purchased option positions such as interest rate caps, floors, and collars as well as foreign exchange contracts. These end-user derivatives are carried at fair value in other assets or other liabilities.

        To qualify as a hedge, the hedge relationship is designated and formally documented at inception detailing the particular risk management objective and strategy for the hedge, which includes the item and risk that is being hedged and the derivative that is being used, as well as how effectiveness is being assessed. A derivative must be highly effective in accomplishing the objective of offsetting either changes in fair value or cash flows for the risk being hedged. The effectiveness of these hedging relationships is evaluated on a retrospective and prospective basis typically using quantitative measures of correlation. If a hedge relationship is found to be ineffective, it no longer qualifies as a hedge and any excess gains or losses attributable to such ineffectiveness, as well as subsequent changes in fair value, are recognized in other income.

        The foregoing criteria are applied on a decentralized basis, consistent with the level at which market risk is managed, but are subject to various limits and controls. The underlying asset, liability, firm commitment, or forecasted transaction may be an individual item or a portfolio of similar items.

        For fair value hedges, in which derivatives hedge the fair value of assets, liabilities, or firm commitments, changes in the fair value of derivatives are reflected in other income, together with changes in the fair value of the related hedged item. The net amount, representing hedge ineffectiveness, is reflected in current earnings. Citigroup's fair value hedges are primarily the hedges of fixed-rate long-term debt, loans, and available-for-sale securities.

        For cash flow hedges, in which derivatives hedge the variability of cash flows related to floating rate assets, liabilities, or forecasted transactions, the accounting treatment depends on the effectiveness of the hedge. To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives' fair value will not be included in current earnings but are reported as other changes in stockholders' equity from nonowner sources. These changes in fair value will be included in earnings of future periods when earnings are also affected by the variability of the hedged cash flows. To the extent these derivatives are not effective, changes in their fair values are immediately included in other income. Citigroup's cash flow hedges primarily include hedges of floating rate credit card receivables and loans, rollovers of commercial paper, and foreign currency denominated funding. Cash flow hedges also include hedges of certain forecasted transactions up to a maximum tenor of 30 years, although a substantial majority of the maturities is under five years.

        For net investment hedges, in which derivatives hedge the foreign currency exposure of a net investment in a foreign operation, the accounting treatment will similarly depend on the effectiveness of the hedge. The effective portion of the change in fair value of the derivative, including any forward premium or discount, is reflected in other changes in stockholders' equity from nonowner sources as part of the foreign currency translation adjustment.

        End-user derivatives that are economic hedges rather than qualifying as hedges are also carried at fair value with changes in value included in trading account income or other income.

        For those hedge relationships that are terminated, hedge designations that are removed, or forecasted transactions that are no longer expected to occur, the hedge accounting treatment described in the paragraphs above is no longer applied. The end-user derivative is terminated or transferred to the trading account. For fair value hedges, any changes to the hedged item remain as part of the basis of the asset or liability and are ultimately reflected as an element of the yield. For cash flow hedges, any changes in fair value of the end-user derivative remain in other changes in stockholders' equity from nonowner sources and are included in earnings of future periods when earnings are also affected by the variability of the hedged cash flows. If the forecasted transaction is no longer likely to occur, any changes in fair value of the end-user derivative are immediately reflected in other income.

Insurance Premiums

        Insurance Premiums from long-duration contracts, principally life insurance, are earned when due as determined by the respective contract. Premiums from short-duration insurance contracts, principally credit life and accident and health policies, are earned over the related contract period.

Deferred Policy Acquisition Costs (DACs)

        Deferred Policy Acquisition Costs (DACs), included in other assets, represent the costs of acquiring new business, principally commissions, certain underwriting and agency expenses, and the cost of issuing policies.

        For traditional life and health business, including term insurance, DAC is amortized over the premium-paying periods of the related policies, in proportion to the ratio of the annual premium revenue to the total anticipated premium revenue in accordance with SFAS No. 60, "Accounting and Reporting by Insurance Enterprises" (SFAS 60), which is generally over 5-20 years. Assumptions as to the anticipated premiums are made at the date of policy issuance or acquisition and are consistently applied over the life of the policy.

        For universal life and corporate-owned life insurance products, DAC is amortized at a constant rate based upon the present value of estimated gross profits expected to be realized in accordance with SFAS No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from Sale of Investments" (SFAS 97), which is generally over 16-25 years. Actual profits can vary from management's estimates, resulting in increases or decreases in the rate of amortization. Changes in estimates of gross profits result in retrospective adjustments to earnings by a cumulative charge or credit to income.

        For deferred annuities, both fixed and variable, and payout annuities, DAC is amortized employing a level effective yield methodology in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases" (SFAS 91), which is generally over 10-15 years. An amortization rate is developed using the outstanding DAC balance and projected account balances and is applied to actual account balances to determine the amount of DAC amortization. The projected account balances are derived using a model that includes assumptions related to investment returns and persistency. The model rate is evaluated periodically, at least annually, and the actual rate is reset and applied prospectively, resulting in a new amortization pattern over the remaining estimated life of the business.

        Deferred policy acquisition costs are reviewed to determine if they are recoverable from future income, including investment income, and, if not recoverable, are charged to expense. All other acquisition expenses are charged to operations as incurred.

Present Value of Future Profits

        Present Value of Future Profits, included in intangible assets, represents the actuarially determined present value of anticipated profits to be realized from life and accident and health business on insurance in force at the date of the Company's acquisition of insurance businesses using the same assumptions that were used for computing-related liabilities where appropriate. The present value of future profits is amortized over the contract period using current interest crediting rates to accrete interest and using amortization methods based on the specified products. Traditional life insurance is amortized over the period of anticipated premiums, universal life in relation to estimated gross profits, and annuity contracts employing a level effective yield methodology. The value of present value of future profits is reviewed periodically for recoverability to determine if any adjustment is required.

Separate and Variable Accounts

        Separate and Variable Accounts primarily represent funds for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contractholders. Each account has specific investment objectives. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of the Company. The assets of these accounts are generally carried at market value. Amounts assessed to the contractholders for management services are included in revenues. Deposits, net investment income and realized investment gains and losses for these accounts are excluded from revenues, and related liability increases are excluded from benefits and expenses.

Insurance Policy and Claims Reserves

        Insurance Policy and Claims Reserves represent liabilities for future insurance policy benefits. Insurance reserves for traditional life insurance, annuities, and accident and health policies have been computed based upon mortality, morbidity, persistency, and interest rate assumptions (ranging from 2.0% to 9.0%, with a weighted average rate of 7.03%, for annuity products and 2.5% to 7.0%, with a weighted average interest rate of 3.51%, for life products) applicable to these coverages, including adverse deviation. These assumptions consider Company experience and industry standards and may be revised if it is determined that future experience will differ substantially from that previously assumed.

Contractholder funds

        Contractholder Funds represent receipts from the issuance of universal life, pension investment and certain deferred annuity contracts. Such receipts are considered deposits on investment contracts that do not have substantial mortality or morbidity risk. Account balances are increased by deposits received and interest credited and are reduced by withdrawals, mortality charges and administrative expenses charged to the contractholders. Calculations of contractholder account balances for investment contracts reflect lapse, withdrawal, and interest rate assumptions (ranging from 1.0% to 8.05%, with a weighted average rate of 4.34%, for annuity products, and 3.5% to 5.95%, with a weighted average interest rate of 4.34%, for life products), based on contract provisions, the Company's experience, and industry standards. Contractholder funds also include other funds that policyholders leave on deposit with the Company.

Employee Benefits Expense

        Employee Benefits Expense includes prior and current service costs of pension and other postretirement benefit plans, which are accrued on a current basis, contributions and unrestricted awards under other employee plans, the amortization of restricted stock awards, and costs of other employee benefits.

Stock-Based Compensation

        Prior to January 1, 2003, Citigroup accounted for stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its stock-based compensation plans. Under APB 25, there is generally no charge to earnings for employee stock option awards because the options granted under these plans have an exercise price equal to the market value of the underlying common stock on the grant date. Alternatively, SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), allows companies to recognize compensation expense over the related service period based on the grant-date fair value of the stock award. Under both methods, upon issuance of previously unissued shares under employee plans, proceeds received in excess of par value are credited to additional paid-in capital. Upon issuance of treasury shares, the difference between the proceeds received and the average cost of treasury shares is recorded in additional paid-in capital. Under both methods, the dilutive effect of outstanding options is reflected as additional share dilution in the computation of earnings per share. On January 1, 2003, the Company adopted the fair value provision of SFAS 123. See "Accounting Changes" on page 12.

        Had the Company applied SFAS 123 prior to 2003 in accounting for all the Company's stock option plans, including the Citigroup 2003 Stock Purchase Program, net income and net income per share would have been the pro forma amounts indicated below:

In millions of dollars, except per share amounts		2003	2002		2001
Compensation expense related to stock option plans, net of tax	As reported Pro forma	$110 365	$	— 434	$	— 560

Net income	As reported Pro forma	$17,853 17,598		$15,276 14,842		$14,126 13,566

Basic earnings per share	As reported Pro forma	$3.49 3.44		$2.99 2.90		$2.79 2.68

Diluted earnings per share	As reported Pro forma	$3.42 3.37		$2.94 2.86		$2.72 2.61

Income Taxes

        Deferred taxes are recorded for the future tax consequences of events that have been recognized in the financial statements or tax returns, based upon enacted tax laws and rates. Deferred tax assets are recognized subject to management's judgment that realization is more likely than not. The Company and its wholly owned domestic subsidiaries file a consolidated federal income tax return.

Earnings Per Share

        Earnings per share is computed after recognition of preferred stock dividend requirements. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period, excluding restricted stock. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised and has been computed after giving consideration to the weighted average dilutive effect of the Company's convertible securities, common stock warrants, stock options, and the shares issued under the Company's Capital Accumulation Program and other restricted stock plans.

Accounting Changes

Adoption of SFAS 132-R

        In December 2003, FASB issued SFAS No.132 (Revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits" (SFAS 132-R), which retains the disclosure requirements contained in SFAS 132 and requires additional disclosure in financial statements about the assets, obligations, cash flows, and net periodic benefit cost of domestic defined benefit pension plans and other domestic defined benefit postretirement plans for periods ending after December 15, 2003, except for the disclosure of expected future benefit payments, which must be disclosed for fiscal years ending after June 15, 2004. The new disclosure requirements for foreign retirement plans apply to fiscal years ending after June 15, 2004. However, the Company has elected to adopt SFAS 132-R for its foreign plans as of December 31, 2003. Certain disclosures required by this Statement are effective for interim periods beginning after December 15, 2003. Accordingly, the new annual disclosures are included in Note 24 to the Consolidated Financial Statements.

Costs Associated with Exit or Disposal Activities

        On January 1, 2003, Citigroup adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS 146). SFAS 146 requires that a liability for costs associated with exit or disposal activities, other than in a business combination, be recognized when the liability is incurred. Previous generally accepted accounting principles provided for the recognition of such costs at the date of management's commitment to an exit plan. In addition, SFAS 146 requires that the liability be measured at fair value and be adjusted for changes in estimated cash flows. The provisions of the new standard are effective for exit or disposal activities initiated after December 31, 2002. The impact of adopting of SFAS 146 was not material.

Derivative Instruments and Hedging Activities

        On July 1, 2003, the Company adopted SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (SFAS 149). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). In particular, this SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. This Statement is generally effective for contracts entered into or modified after June 30, 2003 and did not have a material impact on the Company's Consolidated Financial Statements.

Liabilities and Equity

        On July 1, 2003, the Company adopted SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" (SFAS 150). SFAS 150 establishes standards for how an issuer measures certain financial instruments with characteristics of both liabilities and equity and classifies them in its statement of financial position. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) when that financial instrument embodies an obligation of the issuer. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective July 1, 2003, and did not have a material impact on the Company's Consolidated Financial Statements.

Stock-Based Compensation

        On January 1, 2003, the Company adopted the fair value recognition provisions of SFAS 123, prospectively for all awards granted, modified, or settled after December 31, 2002. The prospective method is one of the adoption methods provided for under SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" (SFAS 148) issued in December 2002. SFAS 123 requires that compensation cost for all stock awards be calculated and recognized over the service period (generally equal to the vesting period). This compensation cost is determined using option pricing models intended to estimate the fair value of the awards at the grant date. Similar to APB 25, the alternative method of accounting, under SFAS 123, an offsetting increase to stockholders' equity is recorded equal to the amount of compensation expense charged. Earnings per share dilution is recognized as well.

        The impact of this change in 2003 is disclosed on page 11. When fully phased in over the next two years, the impact will be approximately $0.06 per diluted share annually.

        The Company has made changes to various stock-based compensation plan provisions for future awards. For example, the vesting period and the term of stock options granted in 2003 have been shortened to three and six years, respectively. In addition, the sale of underlying shares acquired through the exercise of options granted after December 31, 2002 will be restricted for a two-year period. The existing stock ownership commitment for senior executives will continue, under which such executives must retain 75% of the shares they own and acquire from the Company over the term of their employment. Original option grants in 2003 and thereafter will not have a reload feature; however, previously granted options will retain that feature.

Consolidation of Variable Interest Entities

        FIN 46 changes the method of determining whether certain entities, including securitization entities, should be included in the Company's Consolidated Financial Statements. An entity is subject to FIN 46 and is called a variable interest entity (VIE) if it has (1) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) equity investors that cannot make significant decisions about the entity's operations or that do not absorb the expected losses or receive the expected returns of the entity. All other entities are evaluated for consolidation under SFAS No. 94, "Consolidation of All Majority-Owned Subsidiaries" (SFAS 94). A VIE is consolidated by its primary beneficiary, which is the party involved with the VIE that has a majority of the expected losses or a majority of the expected residual returns or both.

        For any VIEs that must be consolidated under FIN 46 that were created before February 1, 2003, the assets, liabilities, and noncontrolling interests of the VIE are initially measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46 first applies may be used to measure the assets, liabilities, and noncontrolling interests of the VIE. In October 2003, FASB announced that the effective date of FIN 46 was deferred from July 1, 2003 to periods ending after December 15, 2003 for VIEs created prior to February 1, 2003. With the exception of the deferral related to certain investment company subsidiaries, Citigroup elected to implement the remaining provisions of FIN 46 in the 2003 third quarter, resulting in the consolidation of VIEs increasing both total assets and total liabilities by approximately $2.1 billion.

        The implementation of FIN 46 encompassed a review of thousands of entities to determine the impact of adoption and considerable judgment was used in evaluating whether or not a VIE should be consolidated. FASB continues to provide additional guidance on implementing FIN 46 through FASB Staff Positions.

        The Company administers several third-party owned, special purpose, multi-seller finance companies (the "conduits") that purchase pools of trade receivables, credit cards, and other financial assets from third-party clients of the Company. The Company has no ownership interest in the conduits, but as administrator provides them with accounting, funding, and operations services. Generally, the clients continue to service the transferred assets. The conduits' asset purchases are funded by issuing commercial paper and medium-term notes. Clients absorb the first losses of the conduits by providing collateral in the form of excess assets or residual interest. The Company along with other financial institutions provides liquidity facilities, such as commercial paper backstop lines of credit to the conduits. The Company also provides loss enhancement in the form of letters of credit and other guarantees. During 2003, to comply with FIN 46, all but two of the conduits issued "first loss" subordinated notes, such that one third-party investor in each conduit would be deemed the primary beneficiary and would consolidate that conduit. At December 31, 2003 and 2002, total assets in the unconsolidated conduits were $44 billion and $49 billion, respectively, and liabilities were $44 billion and $49 billion, respectively. One conduit with assets of $823 million is consolidated at December 31, 2003.

        In December 2003, FASB released a revision of FIN 46 (FIN 46-R), which includes substantial changes from the original. The calculation of expected losses and expected residual returns have both been altered to reduce the impact of decision maker and guarantor fees in the calculation of expected residual returns and expected losses. In addition, FIN 46-R changes the definition of a variable interest. The interpretation permits adoption of either the original or the revised versions of FIN 46 until the first quarter of 2004, at which time FIN 46-R must be adopted. For 2003 year-end financial statements, Citigroup's financial statements are in accordance with the original FIN 46.

        The Company is evaluating the impact of applying FIN 46-R to existing VIEs in which it has variable interests and has not yet completed this analysis. We are revising our calculations of expected losses and expected residual returns to reflect the new guidance in FIN 46-R to determine whether any changes to our consolidation decisions under FIN 46 will be needed. Depending on the results of these calculations, we are also considering restructuring alternatives that would enable certain VIEs to continue to meet the criteria for non-consolidation. In the case of the Trust Preferred Securities (TruPS), we are considering restructuring alternatives that would enable us to continue to consolidate the trusts or other alternatives to provide Tier 1 Capital. In the event that the TruPS trusts cannot be restructured, there would be no material impact on the financial statements. At this time, it is anticipated that the effect on the Company's Consolidated Balance Sheet could be an increase of approximately $43 billion to assets and liabilities, primarily due to certain multi-seller finance companies administered by the Company and certain structured transactions. If consolidation is required for additional VIEs, the future viability of these businesses will be assessed. As we continue to evaluate the impact of applying FIN 46-R, additional entities may be identified that would need to be consolidated by the Company. See Note 12 to the Consolidated Financial Statements.

Guarantees and Indemnifications

        In November 2002, FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45), which requires that, for guarantees within the scope of FIN 45 issued or amended after December 31, 2002, a liability for the fair value of the obligation undertaken in issuing the guarantee be recognized. On January 1, 2003, the Company adopted the recognition and measurement provisions of FIN 45. The impact of adopting FIN 45 was not material. FIN 45 also requires additional disclosures in financial statements for periods ending after December 15, 2002. Accordingly, these disclosures are included in Note 28 to the Consolidated Financial Statements.

Acquisitions of Certain Financial Institutions

        In the fourth quarter of 2002, the Company adopted SFAS No. 147, "Acquisitions of Certain Financial Institutions" (SFAS 147). SFAS 147 requires that business combinations involving depository financial institutions within its scope, except for combinations between mutual institutions, be accounted for under SFAS 141. Previously, generally accepted accounting principles for acquisitions of financial institutions provided for recognition of the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset. Under SFAS 147, such excess is accounted for as goodwill. The impact of adopting SFAS 147 did not materially affect the Consolidated Financial Statements.

Adoption of EITF 02-3

        During the fourth quarter of 2002, the Company adopted EITF Issue No. 02-3, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities" (EITF 02-3). Under EITF 02-3, recognition of a trading profit at inception of a derivative transaction is prohibited unless the fair value of that derivative is obtained from a quoted market price, supported by comparison to other observable market transactions, or based upon a valuation technique incorporating observable market data. The initial adoption and ongoing effects of EITF 02-3 are not material to the Company's Consolidated Financial Statements.

Impairment or Disposal of Long-Lived Assets

        On January 1, 2002, Citigroup adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144), when the rule became effective for calendar year companies. SFAS 144 establishes additional criteria as compared to existing generally accepted accounting principles to determine when a long-lived asset is held-for-sale. It also broadens the definition of "discontinued operations," but does not allow for the accrual of future operating losses, as was previously permitted. The impact of adopting SFAS 144 was not material.

Adoption of EITF 99-20

        During the second quarter of 2001, the Company adopted EITF Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets" (EITF 99-20). EITF 99-20 provides new guidance regarding income recognition and identification and determination of impairment on certain asset-backed securities. The initial adoption resulted in a cumulative adjustment of $116 million after-tax, recorded as a charge to earnings, and an increase of $93 million included in other changes in stockholders' equity from nonowner sources.

Business Combinations, Goodwill and Other Intangible Assets

        Effective July 1, 2001, the Company adopted the provisions of SFAS No. 141, "Business Combinations" (SFAS 141), and certain provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS 142), as required for goodwill and indefinite-lived intangible assets resulting from business combinations consummated after June 30, 2001. The new rules require that all business combinations consummated after June 30, 2001 be accounted for under the purchase method. The nonamortization provisions of the new rules affecting goodwill and intangible assets deemed to have indefinite lives are effective for all purchase business combinations completed after June 30, 2001.

        On January 1, 2002, Citigroup adopted the remaining provisions of SFAS 142, when the rules became effective for calendar year companies. Under the new rules, effective January 1, 2002, goodwill and intangible assets deemed to have indefinite lives are no longer amortized, but are subject to annual impairment tests. Other intangible assets continue to be amortized over their useful lives. The adoption resulted in a cumulative adjustment of $47 million (after-tax) reported as a charge to earnings related to the impairment of certain intangible assets.

Derivatives and Hedge Accounting

        On January 1, 2001, Citigroup adopted SFAS 133. This Statement changed the accounting treatment of derivative contracts (including foreign exchange contracts) that are employed to manage risk outside of Citigroup's trading activities, as well as certain derivative instruments embedded in other contracts. SFAS 133 requires that all derivatives be recorded on the balance sheet at their fair value. The treatment of changes in the fair value of derivatives depends on the character of the transaction, including whether it has been designated and qualifies as part of a hedging relationship. The majority of Citigroup's derivatives are entered into for trading purposes and were not impacted by the adoption of SFAS 133. The cumulative effect of adopting SFAS 133 at January 1, 2001 was an after-tax charge of $42 million included in net income and an increase of $25 million included in other changes in stockholders' equity from nonowner sources.

Transfers and Servicing of Financial Assets

        In September 2000, FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a Replacement of FASB 125" (SFAS 140).

        In July 2001, FASB issued Technical Bulletin No. 01-1, "Effective Date for Certain Financial Institutions of Certain Provisions of Statement 140 Related to the Isolation of Transferred Assets."

        Certain provisions of SFAS 140 require that the structure for transfers of financial assets to certain securitization vehicles be modified to comply with revised isolation guidance for institutions subject to receivership by the Federal Deposit Insurance Corporation. These provisions are effective for transfers taking place after December 31, 2001, with an additional transition period ending no later than September 30, 2006 for transfers to certain master trusts. It is not expected that these provisions will materially affect the Consolidated Financial Statements. SFAS 140 also provides revised guidance for an entity to be considered a qualifying special purpose entity.

Future Application of Accounting Standards

Postretirement Benefits

        In January 2004, FASB issued FASB Staff Position FAS 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" (FSP FAS 106-1), in response to the December 2003 enactment of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act). The Act introduces a prescription drug benefit for individuals under Medicare (Medicare Part D) as well as a federal subsidy equal to 28% of prescription drug claims for sponsors of retiree health care plans with drug benefits that are at least actuarially equivalent to those to be offered under Medicare Part D. FSP FAS 106-1 allows plan sponsors the option of accounting for the effects of the Act in financial statements for periods that cover the date of enactment or making a one-time election to defer the accounting for the effects of the Act.

        Citigroup has decided to defer recognizing any effects of the Act until further guidance is issued by FASB. Measurements of the accumulated postretirement benefit obligation or net periodic postretirement benefit cost in the financial statements or accompanying notes do not reflect the effects of the Act on the Company's postretirement benefit plans. The Act is not expected to have a material effect on the Company's Consolidated Financial Statements.

Consolidation of Variable Interest Entities

        In December 2003, FASB released a revision of FIN 46 (FIN 46-R). See "Consolidation of Variable Interest Entities" in the "Accounting Changes" section of this Note for a discussion of FIN 46-R.

Accounting for Certain Loans or Debt Securities Acquired in a Transfer

        On December 12, 2003, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer" (SOP 03-3). SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. SOP 03-3 requires acquired loans to be recorded at fair value and prohibits carrying over valuation allowances in the initial accounting for all loans acquired in a transfer that have evidence of deterioration in credit quality since origination, when it is probable that the investor will be unable to collect all contractual cash flows. Loans carried at fair value, mortgage loans held-for-sale, and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of SOP 03-3.

        SOP 03-3 limits the yield that may be accreted to the excess of the undiscounted expected cash flows over the investor's initial investment in the loan. The excess of the contractual cash flows over expected cash flows may not be recognized as an adjustment of yield. Subsequent increases in cash flows expected to be collected are recognized prospectively through an adjustment of the loan's yield over its remaining life. Decreases in expected cash flows are recognized as impairment.

Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts

        In July 2003, Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts" (SOP 03-1), was released. SOP 03-1 provides guidance on accounting and reporting by insurance enterprises for separate account presentation, accounting for an insurer's interest in a separate account, transfers to a separate account, valuation of certain liabilities, contracts with death or other benefit features, contracts that provide annuitization benefits, and sales inducements to contract holders. SOP 03-1 is effective for financial statements for fiscal years beginning after December 15, 2003. The adoption of SOP 03-1 will not have a material impact on the Company's Consolidated Financial Statements.

2.     Business Developments

Acquisition of Sears' Credit Card and Financial Products Business

        On November 3, 2003, Citigroup acquired the Sears' Credit Card and Financial Products business (Sears). $28.6 billion of gross receivables were acquired for a 10% premium of $2.9 billion and annual performance payments over the next 10 years based on new accounts, retail sales volume, and financial product sales. $5.8 billion of intangible assets and goodwill have been recorded as a result of this transaction. In addition, the companies signed a multi-year marketing and servicing agreement across a range of each company's businesses, products, and services. The results of Sears are included in the Consolidated Financial Statements from November 2003 forward.

Acquisition of The Home Depot's Private-Label Portfolio

        In July 2003, Citigroup completed the acquisition of The Home Depot's private-label portfolio (Home Depot), which added $6 billion in receivables and 12 million accounts. The results of Home Depot are included in the Consolidated Financial Statements from July 2003 forward.

Acquisition of Washington Mutual Finance Corporation

        On January 9, 2004, Citigroup acquired Washington Mutual Finance Corporation (WMF) for $1.25 billion. WMF was the consumer finance subsidiary of Washington Mutual, Inc. WMF provides direct consumer installment loans and real-estate-secured loans, as well as sales finance and the sale of insurance. The acquisition includes 409 WMF offices located in 25 states, primarily in the Southeastern and Southwestern United States. WMF has more than 2,300 employees and total assets of approximately $4 billion. Citicorp has guaranteed all outstanding unsecured indebtedness of WMF in connection with this acquisition.

Acquisition of Golden State Bancorp

        On November 6, 2002, Citigroup completed its acquisition of 100% of Golden State Bancorp (GSB) in a transaction in which Citigroup paid approximately $2.3 billion in cash and issued 79.5 million Citigroup common shares. The total transaction value of approximately $5.8 billion was based on the average prices of Citigroup shares, as adjusted for the effect of the TPC distribution, for the two trading days before and after May 21, 2002, the date the terms of the acquisition were agreed to and announced. The results of GSB are included from November 2002 forward. GSB was the parent company of California Federal Bank, the second-largest thrift in the U.S. and, through its First Nationwide Mortgage business, the eighth-largest mortgage servicer.

Acquisition of Banamex

        In August 2001, Citicorp completed its acquisition of Grupo Financiero Banamex-Accival (Banamex), a Mexican financial institution, for approximately $12.5 billion in cash and Citigroup stock. On September 24, 2001, Citicorp became the holder of 100% of the issued and outstanding ordinary shares of Banamex following a share redemption by Banamex. Banamex's and Citicorp's banking operations in Mexico have been integrated and conduct business under the "Banamex" brand name.

Acquisition of EAB

        On July 17, 2001, Citibank completed its acquisition of European American Bank (EAB), a New York State-chartered bank, for $1.6 billion plus the assumption of $350 million in EAB preferred stock.

3.     Discontinued Operations

        Travelers Property Casualty Corp. (TPC) (an indirect wholly owned subsidiary of Citigroup on December 31, 2001) sold 231 million shares of its class A common stock representing approximately 23.1% of its outstanding equity securities in an initial public offering (IPO) on March 27, 2002. In 2002, Citigroup recognized an after-tax gain of $1.158 billion as a result of the IPO. In connection with the IPO, Citigroup entered into an agreement with TPC that provides that, in any fiscal year in which TPC records asbestos-related income statement charges in excess of $150 million, net of any reinsurance, Citigroup will pay to TPC the amount of any such excess up to a cumulative aggregate of $520 million after-tax. A portion of the gross IPO gain was deferred to offset any payments arising in connection with this agreement. During 2002 and 2003, $159 million and $361 million, respectively, was paid under this agreement.

        On August 20, 2002, Citigroup completed the distribution to its stockholders of a majority portion of its remaining ownership interest in TPC (the distribution). This non-cash distribution was tax-free to Citigroup, its stockholders and TPC. The distribution was treated as a dividend to stockholders for accounting purposes that reduced Citigroup's Additional Paid-In Capital by approximately $7.0 billion. Following the distribution, Citigroup remains a holder of approximately 9.9% of TPC's outstanding equity securities which are carried at fair value in the Proprietary Investment Activities segment and classified as available-for-sale within Investments on the Consolidated Balance Sheet. The Company is required to sell these securities within five years of the distribution in order to maintain the tax-free status.

        Following the August 20, 2002 distribution, the results of TPC were reported by the Company separately as discontinued operations for all periods presented. TPC represented the primary vehicle by which Citigroup engaged in the property and casualty insurance business.

        Summarized financial information for discontinued operations is as follows:

	2003	2002	2001
	In millions of dollars
Total revenues, net of interest expense	$—	$8,233	$12,690

Income from discontinued operations	—	965	1,378
Gain on sale of stock by subsidiary	—	1,270	—
Provision for income taxes	—	360	323

Income from discontinued operations, net	$—	$1,875	$1,055

        The following is a summary of the assets and liabilities of discontinued operations as of August 20, 2002, the date of the distribution:

August 20, 2002
In millions of dollars
Cash	$252
Investments	33,984
Trading account assets	321
Loans	261
Reinsurance recoverables	10,940
Other assets	14,242

Total assets	$60,000

Long-term debt	$2,797
Insurance policy and claim reserves	36,216
Other liabilities	11,831
Mandatorily redeemable securities of subsidiary trusts	900

Total liabilities	$51,744

4.     Business Segment Information

        Citigroup is a diversified bank holding company whose businesses provide a broad range of financial services to consumer and corporate customers around the world. The Company's activities are conducted through the Global Consumer, Global Corporate and Investment Bank, Private Client Services, Global Investment Management, and Proprietary Investment Activities business segments. These segments reflect the characteristics of its products and services and the clients to which those products or services are delivered.

        The Global Consumer segment includes a global, full-service consumer franchise delivering a wide array of banking, lending, insurance and investment services through a network of local branches, offices, and electronic delivery systems.

        The businesses included in the Company's Global Corporate and Investment Bank segment provide corporations, governments, institutions, and investors in approximately 100 countries with a broad range of banking and financial products and services.

        The Private Client Services segment provides investment advice, financial planning and brokerage services to affluent individuals, small and mid-size companies, non-profits and large corporations. In addition, Private Client Services provides independent client-focused research to individuals and institutions around the world.

        The Global Investment Management segment offers a broad range of life insurance, annuity, asset management and personalized wealth management products and services distributed to institutional, high-net-worth, and retail clients.

        The Proprietary Investment Activities segment includes the Company's venture capital activities, ownership of TPC shares, the Alternative Investment business, results from certain proprietary investments, and the results of certain investments in countries that refinanced debt under the 1989 Brady Plan or plans of a similar nature.

        Corporate/Other includes net corporate treasury results, corporate staff and other corporate expenses, certain intersegment eliminations, and taxes not allocated to the other business segments. The accounting policies of these reportable segments are the same as those disclosed in Note 1 to the Consolidated Financial Statements.

        The following table presents certain information regarding the Company's continuing operations by segment:

	Revenues, Net of Interest Expense(1)(2)			Provision (Benefit) for Income Taxes(1)			Income (Loss) from Continuing Operations Before Cumulative Effect of Accounting Changes(1)(2)(3)(4)			Identifiable Assets at Year End(1)
	2003	2002	2001	2003	2002	2001	2003	2002	2001	2003	2002
	In millions of dollars, except identifiable assets in billions
Global Consumer	$40,970	$37,659	$33,388	$4,554	$4,373	$3,840	$9,491	$8,044	$6,679	$453	$413
Global Corporate and Investment Bank	20,021	19,165	19,508	2,426	1,620	2,375	5,371	3,172	4,358	637	535
Private Client Services(5)	5,844	5,865	6,132	484	483	512	792	821	905	14	13
Global Investment Management	8,641	7,514	7,706	670	618	753	1,667	1,454	1,445	133	112
Proprietary Investment Activities	1,222	247	916	288	5	259	366	(50)	485	9	9
Corporate/Other	744	858	(283)	(227)	(101)	(536)	166	7	(643)	18	16

Total	$77,442	$71,308	$67,367	$8,195	$6,998	$7,203	$17,853	$13,448	$13,229	$1,264	$1,098

(1)
Reclassified to conform to the current presentation of the Company's business segment results following implementation of the Company's Risk Capital Allocation Methodology. Such methodology for attributing earnings on capital resulted in changes to relative earnings by segment.

(2)
Includes total revenues, net of interest expense, in North America (excluding Mexico) of $48.4 billion, $45.0 billion, and $43.3 billion, in Mexico of $3.8 billion, $3.7 billion, and $2.1 billion and in Japan of $4.2 billion, $4.5 billion, and $4.1 billion in 2003, 2002, and 2001, respectively. There were no other individual foreign countries that were material to total revenues, net of interest expense. Figures exclude Proprietary Investment Activities and Corporate/Other, which largely operate within North America.

(3)
Includes provisions for benefits, claims, and credit losses in the Global Consumer results of $8.0 billion, $8.5 billion, and $6.7 billion, in the Global Corporate and Investment Bank results of $732 million, $2.3 billion, and $844 million, in the Private Client Services results of $1 million, $6 million, and $4 million, in the Global Investment Management results of $3.2 billion, $2.7 billion, and $2.8 billion, and in the Corporate/Other results of ($3) million, ($22) million, and ($10) million for 2003, 2002, and 2001, respectively. Includes provision for credit losses in the Proprietary Investment Activities results of $31 million in 2002.

(4)
For 2002, the Company recognized after-tax charges of $47 million for the cumulative effect of accounting changes related to the implementation of SFAS 142. For 2001, the Company recognized after-tax charges of $42 million and $116 million for cumulative effect of accounting changes related to the implementation of SFAS 133 and EITF 99-20, respectively.

(5)
Private Client Services includes the Private Client Group and Global Equity Research and is marketed under the Smith Barney name.

5.     Investments

In millions of dollars at year-end	2003	2002
Fixed maturities, primarily available-for-sale at fair value	$165,928	$151,620
Equity securities, primarily at fair value	7,687	7,791
Venture capital, at fair value	3,605	3,739
Short-term and other	5,672	6,363

Total	$182,892	$169,513

        The amortized cost and fair value of investments in fixed maturities and equity securities at December 31, were as follows:

	2003				2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	In millions of dollars at year-end
Fixed maturity securities held to maturity(1)	$62	$—	$—	$62	$79	$—	$—	$79

Fixed maturity securities available-for-sale
Mortgage-backed securities, principally obligations of U.S. federal agencies	$27,527	$479	$74	$27,932	$32,862	$914	$2	$33,774
U.S. Treasury and federal agencies	30,885	197	75	31,007	26,049	459	59	26,449
State and municipal	7,990	585	9	8,566	6,847	509	2	7,354
Foreign government	44,407	788	118	45,077	43,942	417	121	44,238
U.S. corporate	31,304	1,645	370	32,579	27,000	1,169	996	27,173
Other debt securities	20,202	551	48	20,705	12,221	466	134	12,553

	162,315	4,245	694	165,866	148,921	3,934	1,314	151,541

Total fixed maturities	$162,377	$4,245	$694	$165,928	$149,000	$3,934	$1,314	$151,620

Equity securities(2)	$6,800	$901	$14	$7,687	$7,390	$605	$204	$7,791

(1)
Recorded at amortized cost.

(2)
Includes non-marketable equity securities carried at cost, which are reported in both the amortized cost and fair value columns.

        At December 31, 2003, the cost of approximately 3,300 investments in equity and fixed maturity securities exceeded their fair value by $708 million. Of the $708 million, the gross unrealized loss on equity securities was $14 million. Of the remainder, $340 million represents fixed maturity investments that have been in a gross unrealized loss position for less than a year and of these 85% are rated investment grade; and $354 million represents fixed maturity investments that have been in a gross unrealized loss position for a year or more and of these 82% are rated investment grade.

        The fixed maturity investments that have been in a gross unrealized loss position for a year or more include 25 related investment grade asset-backed securities, within U.S. Corporate in the table below, with a gross unrealized loss of $232 million. These asset-backed securities were acquired between 1994 and 1999 and have maturities ranging from 2005 through 2021. The unrealized loss on these asset-backed securities is due solely to the current low interest rate environment, i.e., the unrealized loss is unrelated to the credit of the securities. These 25 related asset-backed securities are accounted for similarly to debt securities and are classified as available-for-sale under FASB Statement No. 115, pursuant to paragraph 14 of FASB Statement No. 140, and any other-than-temporary impairment of the securities is recognized in current income in accordance with EITF Issue No. 96-12. The Company has entered into hedges of these investments that qualify for cash flow hedge accounting under SFAS 133. The changes in fair value of the asset-backed securities and the changes in fair value of the hedging instruments are reported in other comprehensive income (a component of equity). Any other-than-temporary impairment recognized in current income on the asset-backed securities would be offset by the reclassification of an amount from other comprehensive income into current income related to the hedging instrument.

        Management has determined that the unrealized losses on the Company's investments in equity and fixed maturity securities at December 31, 2003 are temporary in nature. The Company conducts a review each quarter to identify and evaluate investments that have indications of possible impairment. An investment in a debt or equity security is impaired if its fair value falls below its cost and the decline is considered other-than-temporary. Factors considered in determining whether a loss is temporary include the length of time and extent to which fair value has been below cost; the financial condition and near-term prospects of the issuer; and the Company's ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery. The Company's review for impairment generally entails:

  •
  Identification and evaluation of investments that have indications of possible impairment;

  •
  Analysis of individual investments that have fair values less than 80% of amortized cost, including consideration of the length of time the investment has been in an unrealized loss position;

  •
  Discussion of evidential matter, including an evaluation of factors or triggers that would or could cause individual investments to qualify as having other-than-temporary impairments and those that would not support other-than-temporary impairment;

  •
  Documentation of the results of these analyses, as required under business policies.

        The table below shows the fair value of investments in fixed maturity and equity securities in an unrealized loss position at December 31, 2003:

	Less Than 12 Months		12 Months Or Longer		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	In millions of dollars at year-end
Fixed maturity securities held to maturity	$—	$—	$—	$—	$—	$—

Fixed maturity securities available-for-sale
Mortgage-backed securities, principally obligations of U.S. federal agencies	$3,286	$69	$384	$5	$3,670	$74
U.S. Treasury and federal agencies	3,326	73	39	2	3,365	75
State and municipal	73	3	332	6	405	9
Foreign government	5,015	67	1,957	51	6,972	118
U.S. corporate	2,185	92	1,689	278	3,874	370
Other debt securities	1,954	36	291	12	2,245	48

Total fixed maturities	$15,839	$340	$4,692	$354	$20,531	$694

Equity securities	$53	$4	$30	$10	$83	$14

        The following table presents the amortized cost, fair value, and average yield on amortized cost of fixed maturity securities by contractual maturity dates as of December 31, 2003:

	Amortized Cost	Fair Value	Yield
	In millions of dollars
U.S. Treasury and federal agencies(1)
Due within 1 year	$4,763	$4,799	2.08%
After 1 but within 5 years	22,951	23,009	2.43
After 5 but within 10 years	2,291	2,297	4.41
After 10 years(2)	23,538	23,767	5.73

Total	$53,543	$53,872	3.93%

State and municipal
Due within 1 year	$105	$105	4.76%
After 1 but within 5 years	400	419	5.75
After 5 but within 10 years	846	907	5.56
After 10 years(2)	6,639	7,135	5.48

Total	$7,990	$8,566	5.49%

All other(3)
Due within 1 year	$23,003	$22,666	3.92%
After 1 but within 5 years	43,934	45,445	5.68
After 5 but within 10 years	20,526	21,490	6.20
After 10 years(2)	13,381	13,889	5.36

Total	$100,844	$103,490	5.34%

Total fixed maturities	$162,377	$165,928	4.88%

(1)
Includes mortgage-backed securities of U.S. federal agencies.

(2)
Investments with no stated maturities are included as contractual maturities of greater than 10 years. Actual maturities may differ due to call or prepayment rights.

(3)
Includes foreign government, U.S. corporate, asset-backed securities issued by U.S. corporations, and other debt securities. Yields reflect the impact of local interest rates prevailing in countries outside the U.S.

        The following table presents interest and dividends on investments:

	2003	2002	2001
	In millions of dollars
Taxable interest	$6,758	$6,959	$5,687
Interest exempt from U.S. federal income tax	384	337	292
Dividends	408	208	263

Total interest and dividends	$7,550	$7,504	$6,242

        The following table presents realized gains and losses on investments:

	2003	2002	2001
	In millions of dollars
Gross realized investment gains	$1,610	$1,532	$1,409
Gross realized investment (losses)	(1,100)	(2,017)	(1,172)

Net realized gains/(losses)(1)	$510	$(485)	$237

(1)
Includes net realized gains/(losses) related to insurance subsidiaries, sale of OREO and mortgage loans of ($13) million, $8 million, and $8 million in 2003, 2002, and 2001, respectively.

        The following table presents venture capital investment gains and losses:

	2003	2002	2001
	In millions of dollars
Net realized investment gains	$406	$214	$224
Gross unrealized gains	737	563	782
Gross unrealized (losses)	(440)	(863)	(613)

Net realized and unrealized gains/(losses)	$703	$(86)	$393

6.     Federal Funds, Securities Borrowed, Loaned, and Subject to Repurchase Agreements

        Federal funds sold and securities borrowed or purchased under agreements to resell, at their respective carrying values, consisted of the following at December 31:

	2003	2002
	In millions of dollars
Federal funds sold and resale agreements	$121,982	$94,507
Deposits paid for securities borrowed	50,192	45,439

Total	$172,174	$139,946

        Federal funds purchased and securities loaned or sold under agreements to repurchase, at their respective carrying values, consisted of the following at December 31:

	2003	2002
	In millions of dollars
Federal funds purchased and repurchase agreements	$159,528	$149,709
Deposits received for securities loaned	21,628	12,934

Total	$181,156	$162,643

        The resale and repurchase agreements represent collateralized financing transactions used to generate net interest income and facilitate trading activity. These instruments are collateralized principally by government and government agency securities and generally have terms ranging from overnight to up to a year. It is the Company's policy to take possession of the underlying collateral, monitor its market value relative to the amounts due under the agreements, and, when necessary, require prompt transfer of additional collateral or reduction in the balance in order to maintain contractual margin protection. In the event of counterparty default, the financing agreement provides the Company with the right to liquidate the collateral held. Resale agreements and repurchase agreements are reported net by counterparty, when applicable, pursuant to FASB Interpretation No. 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements" (FIN 41). Excluding the impact of FIN 41, resale agreements totaled $195.7 billion and $155.4 billion at December 31, 2003 and 2002, respectively.

        Deposits paid for securities borrowed (securities borrowed) and deposits received for securities loaned (securities loaned) are recorded at the amount of cash advanced or received and are collateralized principally by government and government agency securities, corporate debt and equity securities. Securities borrowed transactions require the Company to deposit cash with the lender. With respect to securities loaned, the Company receives cash collateral in an amount generally in excess of the market value of securities loaned. The Company monitors the market value of securities borrowed and securities loaned daily, and additional collateral is obtained as necessary. Securities borrowed and securities loaned are reported net by counterparty, when applicable, pursuant to FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts" (FIN 39).

7.     Brokerage Receivables and Brokerage Payables

        The Company has receivables and payables for financial instruments purchased from and sold to brokers and dealers and customers. The Company is exposed to risk of loss from the inability of brokers and dealers or customers to pay for purchases or to deliver the financial instrument sold, in which case the Company would have to sell or purchase the financial instruments at prevailing market prices. Credit risk is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transaction.

        The Company seeks to protect itself from the risks associated with customer activities by requiring customers to maintain margin collateral in compliance with regulatory and internal guidelines. Margin levels are monitored daily, and customers deposit additional collateral as required. Where customers cannot meet collateral requirements, the Company will liquidate sufficient underlying financial instruments to bring the customer into compliance with the required margin level.

        Exposure to credit risk is impacted by market volatility, which may impair the ability of clients to satisfy their obligations to the Company. Credit limits are established and closely monitored for customers and brokers and dealers engaged in forward and futures and other transactions deemed to be credit sensitive.

        Brokerage receivables and brokerage payables, which arise in the normal course of business, consisted of the following at December 31:

	2003	2002
	In millions of dollars
Receivables from customers	$18,817	$16,546
Receivables from brokers, dealers, and clearing organizations	7,659	8,812

Total brokerage receivables	$26,476	$25,358

Payables to customers	$21,317	$14,907
Payables to brokers, dealers, and clearing organizations	16,013	7,117

Total brokerage payables	$37,330	$22,024

8.     Trading Account Assets and Liabilities

        Trading account assets and liabilities, at market value, consisted of the following at December 31:

	2003	2002
	In millions of dollars
Trading account assets
U.S. Treasury and federal agency securities	$58,788	$35,369
State and municipal securities	7,736	5,195
Foreign government securities	22,267	16,440
Corporate and other debt securities	49,529	33,064
Derivatives(1)	55,255	37,530
Equity securities	25,419	12,994
Mortgage loans and collateralized mortgage securities	8,780	7,924
Other	7,545	6,692

Total trading account assets	$235,319	$155,208

Trading account liabilities
Securities sold, not yet purchased	$63,245	$50,476
Derivatives(1)	58,624	40,950

Total trading account liabilities	$121,869	$91,426

(1)
Net of master netting agreements.

21

9.     Trading-Related Revenue

        Trading-related revenue consists of principal transactions revenues and net interest revenue associated with trading activities. Principal transactions revenues consist of realized and unrealized gains and losses from trading activities. The following table presents trading-related revenue for the years ended December 31:

	2003	2002(1)	2001(1)
	In millions of dollars
Global Corporate and Investment Bank
Fixed income(2)	$4,297	$4,218	$3,659
Equities(3)	490	318	880
Foreign exchange(4)	1,782	1,790	1,517
All other(5)	165	138	125

Total Global Corporate and Investment Bank	6,734	6,464	6,181
Global Investment Management(6)	562	204	289
Global Consumer(6)	323	57	331
Private Client(6)	476	467	499
Other	110	56	76

Total trading-related revenue	$8,205	$7,248	$7,376

(1)
Reclassified to conform to the 2003 presentation.
(2)
Includes revenues from government securities and corporate debt, municipal securities, preferred stock, mortgage securities, and other debt instruments. Also includes spot and forward trading of currencies and exchange-traded and over-the-counter (OTC) currency options, options on fixed income securities, interest rate swaps, currency swaps, swap options, caps and floors, credit derivatives, financial futures, OTC options, and forward contracts on fixed income securities.
(3)
Includes revenues from common and convertible preferred stock, convertible corporate debt, equity-linked notes, and exchange-traded and OTC equity options and warrants.
(4)
Includes revenues from foreign exchange spot, forward, option and swap contracts.
(5)
Primarily includes revenues from the results of Phibro Inc., which trades crude oil, refined oil products, natural gas, and other commodities. Also includes revenues related to arbitrage strategies.
(6)
Includes revenues from various fixed income, equity and foreign exchange transactions as detailed above.

        The following table reconciles principal transactions revenues on the Consolidated Statement of Income to trading-related revenue for the years ended December 31:

	2003	2002	2001
	In millions of dollars
Principal transactions	$5,120	$4,513	$5,544
Net interest revenue	3,085	2,735	1,832

Total trading-related revenue	$8,205	$7,248	$7,376

10.   Loans

	2003	2002(1)
	In millions of dollars at year-end
Consumer
In U.S. offices
Mortgage and real estate(2)	$129,507	$121,178
Installment, revolving credit, and other	136,725	113,620
Lease financing	8,523	12,027

	274,755	246,825

In offices outside the U.S.
Mortgage and real estate(2)	28,743	26,564
Installment, revolving credit, and other	76,718	65,343
Lease financing	2,216	2,123

	107,677	94,030

	382,432	340,855
Net unearned income	(2,500)	(3,174)

Consumer loans, net of unearned income	$379,932	$337,681

Corporate
In U.S. offices
Commercial and industrial(3)	$15,207	$22,041
Lease financing	2,010	2,017
Mortgage and real estate(2) (4)	95	2,573

	17,312	26,631

In offices outside the U.S.
Commercial and industrial(3)	62,884	67,456
Mortgage and real estate(2)	1,751	1,885
Loans to financial institutions	12,063	8,583
Lease financing	2,859	2,784
Governments and official institutions	1,496	3,081

	81,053	83,789

	98,365	110,420
Net unearned income	(291)	(296)

Corporate loans, net of unearned income	$98,074	$110,124

(1)
Reclassified to conform to the 2003 presentation.
(2)
Loans secured, primarily by real estate.
(3)
Includes loans not otherwise separately categorized.
(4)
Excludes loans held by the insurance subsidiaries which are included within Other Assets on the Consolidated Balance Sheet in 2003.

        Impaired loans are those on which Citigroup believes it is not probable that it will be able to collect all amounts due according to the contractual terms of the loan, excluding smaller-balance homogeneous loans that are evaluated collectively for impairment, and are carried on a cash basis. Valuation allowances for these loans are estimated considering all available evidence including, as appropriate, the present value of the expected future cash flows discounted at the loan's contractual effective rate, the secondary market value of the loan and the fair value of collateral less disposal costs. The following table presents information about impaired loans:

	2003	2002(1)	2001(1)
	In millions of dollars at year-end
Impaired corporate loans	$3,301	$3,844	$2,762
Other impaired loans(2)	986	1,154	1,206

Total impaired loans(3)	$4,287	$4,998	$3,968

Impaired loans with valuation allowances	$3,277	$3,905	$2,707
Total valuation allowances(4)	561	1,069	915

During the year
Average balance of impaired loans	$3,452	$3,993	$3,060
Interest income recognized on impaired loans	100	119	98

(1)
Reclassified to conform to the 2003 presentation.
(2)
Primarily commercial market loans managed by the consumer business.
(3)
Excludes loans purchased for investment purposes, which are included within Other Assets on the Consolidated Balance Sheet in 2003.
(4)
Included in the allowance for credit losses.

11.   Allowance for Credit Losses

	2003	2002(1)	2001(1)
	In millions of dollars
Allowance for credit losses at beginning of year	$11,101	$9,688	$8,561
Additions
Consumer provision for credit losses	7,316	7,714	5,947
Corporate provision for credit losses	730	2,281	853

Total provision for credit losses	8,046	9,995	6,800

Deductions
Consumer credit losses	9,053	8,691	7,123
Consumer credit recoveries	(1,498)	(1,239)	(966)

Net consumer credit losses	7,555	7,452	6,157

Corporate credit losses	1,473	1,875	1,165
Corporate credit recoveries(2)	(262)	(324)	(294)

Net corporate credit losses	1,211	1,551	871

Other, net(3)	2,262	421	1,355

Allowance for credit losses at end of year	12,643	11,101	9,688
Allowance for credit losses on unfunded lending commitments(4)	600	567	450

Total allowance for loan, leases and unfunded lending commitments	$13,243	$11,668	$10,138

(1)
Reclassified to conform to the 2003 presentation.
(2)
Amounts in 2003, 2002, and 2001 include $12 million (through the 2003 third quarter), $114 million and $52 million, respectively, of collections from credit default swaps purchased from third parties. From the 2003 fourth quarter forward, collections from credit default swaps are included within Principal Transactions on the Consolidated Statement of Income.
(3)
2003 primarily includes the addition of $2.1 billion of credit loss reserves related to the acquisition of Sears. 2002 primarily includes the addition of $452 million of credit loss reserves related to the acquisition of GSB. 2001 primarily includes the addition of credit loss reserves related to the acquisitions of Banamex and EAB. All periods also include the impact of foreign currency translation.
(4)
Represents additional credit loss reserves for unfunded corporate lending commitments and letters of credit recorded within Other Liabilities on the Consolidated Balance Sheet.

12.   Securitizations and Variable Interest Entities

        Citigroup and its subsidiaries securitize primarily credit card receivables and mortgages. Other types of assets securitized include corporate debt securities, auto loans, and student loans.

        After securitizations of credit card receivables, the Company continues to maintain credit card customer account relationships and provides servicing for receivables transferred to the trusts. The Company also arranges for third parties to provide credit enhancement to the trusts, including cash collateral accounts, subordinated securities, and letters of credit. As specified in certain of the sale agreements, the net revenue collected each month is accumulated up to a predetermined maximum amount, and is available over the remaining term of that transaction to make payments of yield, fees, and transaction costs in the event that net cash flows from the receivables are not sufficient. When the predetermined amount is reached, net revenue is passed directly to the Citigroup subsidiary that sold the receivables.

        The Company provides a wide range of mortgage and other loan products to a diverse customer base. In connection with the securitization of these loans, the Company may retain servicing rights which entitle the Company to a future stream of cash flows based on the outstanding principal balances of the loans and the contractual servicing fee. Failure to service the loans in accordance with contractual requirements may lead to a termination of the servicing rights and the loss of future servicing fees. In non-recourse servicing, the principal credit risk to the servicer is the cost of temporary advances of funds. In recourse servicing, the servicer agrees to share credit risk with the owner of the mortgage loans such as FNMA or FHLMC or with a private investor, insurer, or guarantor. Losses on recourse servicing occur primarily when foreclosure sale proceeds of the property underlying a defaulted mortgage are less than the outstanding principal balance and accrued interest of the loan and the cost of holding and disposing of the underlying property.

        The Company also originates and sells first mortgage loans in the ordinary course of its mortgage banking activities. The Company sells certain of these loans to the Government National Mortgage Association (GNMA) with the servicing rights retained. GNMA has the primary recourse obligation on the individual loans; however, GNMA's recourse obligation is capped at a fixed amount per loan. Any losses above that fixed amount are borne by Citigroup as the seller/servicer.

        The following table summarizes certain cash flows received from and paid to securitization trusts during 2003, 2002, and 2001:

	2003			2002			2001
	Credit Cards	Mortgages	Other(1)	Credit Cards	Mortgages	Other(1)	Credit Cards	Mortgages	Other(1)
	In billions of dollars
Proceeds from new securitizations	$19.1	$70.9	$12.2	$15.3	$40.1	$10.0	$22.7	$34.8	$6.4
Proceeds from collections reinvested in new receivables	143.4	—	—	130.9	—	—	131.4	0.4	—
Servicing fees received	1.4	0.3	—	1.2	0.3	—	1.2	0.2	—
Cash flows received on retained interests and other net cash flows	4.4	—	0.1	3.9	0.1	0.1	3.6	0.2	0.2

(1)
Other includes corporate debt securities, auto loans, student loans, and other assets.

        The Company recognized gains on securitizations of mortgages of $536 million, $296 million, and $271 million for 2003, 2002, and 2001, respectively. In 2003, the Company recorded net gains of $342 million and, in 2002, recorded net gains of $425 million, respectively, related to the securitization of credit card receivables including the impact of changes in estimates in the timing of revenue recognition on securitizations. Gains recognized on the securitization of other assets during 2003 and 2002 were $52 million and $35 million, respectively, and no gains were recognized in 2001.

        Key assumptions used for credit cards, mortgages, and other assets during 2003 and 2002 in measuring the fair value of retained interests at the date of sale or securitization follow:

	2003		2002
	Credit Cards	Mortgages and Other(1)	Credit Cards	Mortgages and Other(1)
Discount rate	10.0%	0.4% to 81.0%	10.0%	1.0% to 49.0%
Constant prepayment rate	17.5%	7.7% to 48.0%	17.5%	3.0% to 51.0%
Anticipated net credit losses	5.6%	0.01% to 80.0%	5.6%	0.01% to 50.0%

(1)
Other includes student loans and other assets.

        As required by SFAS 140, the effect of two negative changes in each of the key assumptions used to determine the fair value of retained interests must be disclosed. The negative effect of each change in each assumption must be calculated independently, holding all other assumptions constant. Because the key assumptions may not in fact be independent, the net effect of simultaneous adverse changes in the key assumptions may be less than the sum of the individual effects shown below.

        At December 31, 2003, the key assumptions used to value retained interests and the sensitivity of the fair value to adverse changes of 10% and 20% in each of the key assumptions were as follows:

Key assumptions at December 31, 2003	Discount Rate	Constant Prepayment Rate	Anticipated Net Credit Losses
Mortgages and other(1)	0.4% to 81.0%	8.0% to 48.0%	0.1% to 80.0%
Credit cards	10.0%	14.7% to 17.5%	4.1% to 5.6%
Auto loans	15.0%	20.7% to 23.5%	11.3% to 15.7%

(1)
Other includes student loans and other assets.

December 31, 2003
In millions of dollars
Carrying value of retained interests	$8,251

Discount rate
10%	$(211)
20%	$(340)

Constant prepayment rate
10%	$(335)
20%	$(572)

Anticipated net credit losses
10%	$(288)
20%	$(503)

Managed Loans

        After securitization of credit card receivables, the Company continues to maintain credit card customer account relationships and provides servicing for receivables transferred to the trusts. As a result, the Company considers both the securitized and unsecuritized credit card receivables to be part of the business it manages. The following tables present a reconciliation between the managed basis and on-balance sheet credit card portfolios and the related delinquencies (loans which are 90 days or more past due) and credit losses, net of recoveries.

	2003	2002
	In millions of dollars, except loans in billions
Managed credit card receivables
Principal amounts, at period end
Total managed	$158.4	$130.2
Securitized amounts	(76.1)	(67.1)
Loans held-for-sale	—	(6.5)

On-balance sheet	$82.3	$56.6

Delinquencies, at period end
Total managed	$3,392	$2,397
Securitized amounts	(1,421)	(1,285)
Loans held-for-sale	—	(121)

On-balance sheet	$1,971	$991

Credit losses, net of recoveries, for the year ended December 31	2003	2002	2001
Total managed	$7,694	$7,169	$6,048
Securitized amounts	(4,529)	(3,760)	(3,140)
Loans held-for-sale	(221)	(355)	(314)

On-balance sheet	$2,944	$3,054	$2,594

Servicing Rights

        The fair value of capitalized mortgage loan servicing rights was $2.0 billion and $1.6 billion at December 31, 2003 and 2002, respectively. The following table summarizes the changes in capitalized mortgage servicing rights (MSR):

	2003	2002
	In millions of dollars
Balance, beginning of period	$1,632	$1,173
Originations	839	480
Purchases	301	1,280
Amortization	(471)	(229)
Gain (loss) on change in value of MSRs(1)	(39)	87
Provision for impairment(2) (3)	(282)	(1,159)

Balance, end of period	$1,980	$1,632

(1)
The gain (loss) on change in MSR value represents the change in the fair value of the MSRs attributable to risks that are hedged using fair value hedges in accordance with SFAS 133. The offsetting change in the fair value of the related hedging instruments is not included in this table.
(2)
The provision for impairment of MSRs represents the excess of their net carrying value, which includes the gain (loss) on change in MSR value, over their fair value. The provision for impairment increases the valuation allowance on MSRs, which is a component of the net MSR carrying value. A recovery of the MSR impairment is recorded when the fair value of the MSRs exceeds their carrying value, but it is limited to the amount of the existing valuation allowance. The valuation allowance on MSRs was $765 million, $1.313 billion and $153 million at December 31, 2003, 2002, and 2001, respectively. Additionally, the provision for impairment was $134 million in 2001. During the 2003 second quarter, the Company determined that a portion of the capitalized MSR was not recoverable and reduced both the previously recognized valuation allowance and the asset by $830 million with no impact to earnings. The provision for impairment of MSRs impacts the Consumer segment and is included in Other Revenue on the Consolidated Statement of Income.
(3)
The Company utilizes various financial instruments including swaps, option contracts, futures, principal-only securities and forward rate agreements to manage and reduce its exposure to changes in the value of MSRs. The provision for impairment does not include the impact of these instruments which serve to protect the overall economic value of the MSRs.

Variable Interest Entities

        The following table summarizes all the Company's involvement in VIEs by business segment at December 31, 2003 and 2002 both as direct participant or structurer:

Business Segments

	2003	2002(1)
	Assets	Assets
	In millions of dollars
Global Consumer
Credit cards	$17,554	$—
Leasing	2,429	2,116
Mortgages	2,830	771
Other	2,091	1,027

Total	$24,904	$3,914

Global Corporate and Investment Bank
Commercial paper conduits	$45,134	$52,339
Mortgage-backed securities	34,885	—
CDOs	24,050	16,265
Structured finance	134,802	72,959
Other	56,514	38,717

Total	$295,385	$180,280

Global Investment Management
Investment funds	$25,655	$23,389
Other	4,931	4,136

Total	$30,586	$27,525

Proprietary Investment Activities
Structured investment vehicles	$44,831	$40,467
Investment funds	2,446	1,803
Other	9,147	5,081

Total	$56,424	$47,351

Total Citigroup	$407,299	$259,070

(1)
Reclassified to conform to the 2003 presentation.

        Some of the Company's private equity subsidiaries may invest in venture capital entities that may also be subject to FIN 46 and are not included in the table above showing our VIE involvement. The Company accounts for its venture capital activities in accordance with the Investment Company Audit Guide (Audit Guide). The FASB deferred adoption of FIN 46 for non registered investment companies that apply the Audit Guide. The FASB permitted nonregistered investment companies to defer consolidation of VIEs with which they are involved until a Statement of Position on the scope of the Audit Guide is finalized, which is expected in mid-2004. Following issuance of the Statement of Position, the FASB will consider further modification to FIN 46 to provide an exception for companies that qualify to apply the revised Audit Guide. Following issuance of the revised Audit Guide and further modification, if any, to FIN 46, the Company will assess the effect of such guidance on its private equity business.

        The Company may provide administrative, trustee and/or investment management services to numerous personal estate trusts, which are considered VIEs under FIN 46, but not consolidated. These trusts are excluded from the table summarizing the Company's involvement in VIEs.

        The following table represents the carrying amounts and classification of consolidated assets that are collateral for VIE obligations, including VIEs that were consolidated prior to the implementation of FIN 46 under existing guidance and VIEs that the Company became involved with after July 1, 2003:

December 31, 2003
In billions of dollars
Cash	$0.2
Trading account assets	13.9
Investments	8.4
Loans	12.2
Other assets	2.2

Total assets of consolidated VIEs	$36.9

        The consolidated VIEs included in the table above represent hundreds of separate entities with which the Company is involved and includes $2.1 billion related to VIEs newly consolidated as a result of adopting FIN 46. Of the $36.9 billion of total assets of VIEs consolidated by the Company at December 31, 2003, $24.0 billion represents structured transactions where the Company packages and securitizes assets purchased in the financial markets or from clients in order to create new security offerings and financing opportunities for clients, $6.1 billion relates to trust preferred securities which are a source of funding and regulatory capital for the Company, $5.6 billion represents investment vehicles that were established to provide a return to the investors in the vehicles, and $1.2 billion represents vehicles that hold lease receivables and equipment as collateral to issue debt securities, thus obtaining secured financing at favorable interest rates.

        The Company may, along with other financial institutions, provide liquidity facilities to the VIEs. Furthermore, the Company may be a party to derivative contracts with VIEs, may provide loss enhancement in the form of letters of credit and other guarantees to the VIEs, may be the investment manager, and may also have an ownership interest or other investment in certain VIEs. In general, the investors in the obligations of consolidated VIEs have recourse only to the assets of those VIEs and do not have recourse to the Company, except where the Company has provided a guarantee to the investors or is the counterparty to a derivative transaction involving the VIE.

        In addition to the VIEs that are consolidated in accordance with FIN 46, the Company has significant variable interests in certain other VIEs that are not consolidated because the Company is not the primary beneficiary. These include multi-seller finance companies, collateralized debt obligations (CDOs), structured finance transactions, and numerous investment funds. In addition to these VIEs, the Company issues preferred securities to third-party investors through trust vehicles as a source of funding and regulatory capital. In accordance with FIN 46, the Company deconsolidated the Citigroup Capital III Trust with assets of $206 million during 2003. The Company's liability to this trust is included in long-term debt at December 31, 2003. For more information about trust preferred securities see Note 19 to the Consolidated Financial Statements.

        The Company administers several third-party owned, special purpose, multi-seller finance companies that purchase pools of trade receivables, credit cards, and other financial assets from third-party clients of the Company. As administrator, the Company provides accounting, funding, and operations services to these conduits. The Company has no ownership interest in the conduits. Generally, the sellers continue to service the transferred assets. The conduits' asset purchases are funded by issuing commercial paper and medium-term notes. The sellers absorb the first losses of the conduit by providing collateral in the form of excess assets. The Company along with other financial institutions provides liquidity facilities, such as commercial paper backstop lines of credit to the conduits. The Company also provides loss enhancement in the form of letters of credit and other guarantees. All fees are charged on a market basis. During 2003, to comply with FIN 46, all but two of the conduits issued "first loss" subordinated notes such that one third party investor in each conduit would be deemed the primary beneficiary and would consolidate the conduit. At December 31, 2003, total assets in unconsolidated conduits were $44.3 billion. One conduit with assets of $823 million is consolidated at December 31, 2003.

        The Company packages and securitizes assets purchased in the financial markets or from clients in order to create new security offerings and financing opportunities for institutional and private bank clients as well as retail customers, including hedge funds, mutual funds, unit investment trusts, and other investment funds that match the clients' investment needs and preferences. The funds may be credit-enhanced by excess assets in the investment pool or by third-party insurers assuming the risks of the underlying assets, thus reducing the credit risk assumed by the investors and diversifying investors' risk to a pool of assets as compared with investments in individual assets. In a limited number of cases, the Company may guarantee the return of principal to investors. The Company typically manages the funds for market-rate fees. In addition, the Company may be one of several liquidity providers to the funds and may place the securities with investors. Many investment funds are organized as registered investment companies (RICs), corporations or partnerships with sufficient capital to fund their operations without additional credit support.

        The Company also packages and securitizes assets purchased in the financial markets in order to create new security offerings, including arbitrage collateralized debt obligations (CDOs) and synthetic CDOs for institutional clients and retail customers, that match the clients' investment needs and preferences. Typically these instruments diversify investors' risk to a pool of assets as compared with investments in an individual asset. The VIEs, which are issuers of CDO securities, are generally organized as limited liability corporations. The Company typically receives fees for structuring and/or distributing the securities sold to investors. In some cases, the Company may repackage the investment with higher rated debt CDO securities or U.S. Treasury securities to provide a greater or a very high degree of certainty of the return of invested principal. A third-party manager is typically retained by the VIE to select collateral for inclusion in the pool and then actively manage it, or, in other cases, only to manage work-out credits. The Company may also provide other financial services and/or products to the VIEs for market-rate fees. These may include: the provision of liquidity or contingent liquidity facilities, interest rate or foreign exchange hedges and credit derivative instruments, as well as the purchasing and warehousing of securities until they are sold to the SPE. The Company is not the primary beneficiary of these VIEs under FIN 46 due to our limited continuing involvement and, as a result, we do not consolidate their assets and liabilities in our financial statements.

        In addition to the conduits discussed above, the total assets of unconsolidated VIEs where the Company has significant involvement is $116.6 billion at December 31, 2003, including $13.9 billion in mortgage-related transactions, $8.5 billion in CDO-type transactions and $94.2 billion in structured finance and other transactions.

        The Company has also established a number of investment funds as opportunities for qualified employees to invest in venture capital investments. The Company acts as investment manager to these funds and may provide employees with financing on both a recourse and non-recourse basis for a portion of the employees' investment commitments.

        In addition, the Company administers numerous personal estate trusts. The Company may act as trustee and may also be the investment manager for the trust assets.

        As mentioned above, the Company may, along with other financial institutions, provide liquidity facilities, such as commercial paper backstop lines of credit to the VIEs. The Company may be a party to derivative contracts with VIEs, may provide loss enhancement in the form of letters of credit and other guarantees to the VIEs, may be the investment manager, and may also have an ownership interest in certain VIEs. Although actual losses are not expected to be material, the Company's maximum exposure to loss as a result of its involvement with VIEs that are not consolidated was $50 billion and $63 billion at December 31, 2003 and 2002, respectively. For this purpose, maximum exposure is considered to be the notional amounts of credit lines, guarantees, other credit support, and liquidity facilities, the notional amounts of credit default swaps and certain total return swaps, and the amount invested where Citigroup has an ownership interest in the VIEs. In addition, the Company may be party to other derivative contracts with VIEs. Exposures that are considered to be guarantees are also included in Note 28 to the Consolidated Financial Statements.

13.   Debt

Investment Banking and Brokerage Borrowings

        Investment banking and brokerage borrowings and the corresponding weighted average interest rates at December 31 are as follows:

	2003		2002
	Balance	Weighted Average Interest Rate	Balance	Weighted Average Interest Rate
	In millions of dollars
Commercial paper	$17,626	1.07%	$18,293	1.44%
Bank borrowings	918	1.23%	620	3.74%
Other	3,898	3.23%	2,440	6.44%

Total	$22,442		$21,353

        Investment banking and brokerage borrowings are short-term in nature and include commercial paper, bank borrowings and other borrowings used to finance the operations of CGMHI, including the securities settlement process. Outstanding bank borrowings include both U.S. dollar- and non-U.S. dollar-denominated loans. The non-U.S. dollar loans are denominated in various currencies including the Japanese yen, the euro, and U.K. sterling. All of the commercial paper outstanding at December 31, 2003 and 2002 was U.S. dollar-denominated.

        CGMHI has a $4.85 billion 364-day committed uncollateralized revolving line of credit with unaffiliated banks. Commitments to lend under this facility terminate in May 2004. Any borrowings under this facility would mature in May 2006. CGMHI also has $1.88 billion in committed uncollateralized 364-day facilities with unaffiliated banks that extend through various dates in 2004, and a $100 million 364-day collateralized facility that extends through December 2004. CGMHI may borrow under these revolving credit facilities at various interest rate options (LIBOR or base rate) and compensates the banks for the facilities through facility fees. Borrowings under these facilities would mature at various dates in 2004, 2005 and 2006. At December 31, 2003, there were no outstanding borrowings under these facilities. CGMHI also has committed long-term financing facilities of $1.7 billion with unaffiliated banks which were fully drawn at December 31, 2003. A bank can terminate its facility by giving CGMHI prior notice (generally one year). CGMHI compensates the banks for facilities through facility fees. Under all of these facilities, CGMHI is required to maintain a certain level of consolidated adjusted net worth (as defined in the agreements). At December 31, 2003, this requirement was exceeded by approximately $7.5 billion. In addition, CGMHI also has substantial borrowing arrangements consisting of facilities that it has been advised are available, but where no contractual lending obligation exists. These arrangements are reviewed on an ongoing basis to ensure flexibility in meeting CGMHI's short-term requirements.

Short-Term Borrowings

        Short-term borrowings consist of commercial paper and other borrowings with weighted average interest rates at December 31 are as follows:

	2003		2002
	Balance	Weighted Average	Balance	Weighted Average
	In millions of dollars
Commercial paper
Citigroup	$381	0.84%	$367	1.18%
Citicorp and Subsidiaries	14,712	1.25%	16,487	1.57%

	15,093		16,854
Other borrowings	21,094	1.81%	13,775	3.07%

Total	$36,187		$30,629

        Citigroup and Citicorp issue commercial paper directly to investors. Citigroup and Citicorp, both of which are bank holding companies, maintain combined liquidity reserves of cash, securities, and unused bank lines of credit to support their combined outstanding commercial paper.

        Borrowings under bank lines of credit may be at interest rates based on LIBOR, CD rates, the prime rate, or bids submitted by the banks. Each company pays its banks commitment fees for its lines of credit.

        Citicorp, CGMHI, and some of their nonbank subsidiaries have credit facilities with Citicorp's subsidiary banks, including Citibank, N.A. Borrowings under these facilities must be secured in accordance with Section 23A of the Federal Reserve Act.

        Citigroup has unutilized bilateral committed revolving credit facilities in the amount of $1.2 billion that expire on various dates in 2004. Under these facilities the Company is required to maintain a certain level of consolidated stockholders' equity (as defined in the agreements). The Company exceeded this requirement by approximately $73.0 billion at December 31, 2003.

        Citigroup Finance Canada Inc., a wholly owned subsidiary of Associates First Capital Corporation (Associates), had an unutilized credit facility of Canadian $1.0 billion as of December 31, 2003 that matures in 2004. The facility is guaranteed by Citicorp. In connection therewith, Citicorp is required to maintain a certain level of consolidated stockholder's equity (as defined in the agreements). At December 31, 2003, this requirement was exceeded by approximately $63.4 billion. Citicorp has also guaranteed various other debt obligations of Associates and CitiFinancial Credit Company, each an indirect subsidiary of Citicorp.

Long-Term Debt

	Weighted Average Coupon	Maturities	2003	2002
	In millions of dollars at year-end
Citigroup Inc.
Senior notes(1)	3.90%	2004-2030	$53,452	$37,392
Subordinated notes	6.29%	2012-2033	10,934	6,750
Citicorp and Subsidiaries
Senior notes	3.39%	2004-2037	56,880	47,551
Subordinated notes	6.58%	2004-2033	5,071	6,132
Citigroup Global Markets Holdings Inc.
Senior notes	3.78%	2004-2097	35,490	28,773
Subordinated notes	2.69%	2004-2006	130	103
Travelers Insurance Company	12.00%	2014	8	11
Other
Secured debt	1.95%	2004-2008	737	215

Senior notes			145,822	113,716
Subordinated notes			16,135	12,985
Other			745	226

Total			$162,702	$126,927

(1)
Also includes $250 million of notes maturing in 2098.

        The Company issues both U.S. dollar- and non-U.S. dollar- denominated fixed and variable rate debt. The Company utilizes derivative contracts, primarily interest rate swaps, to effectively convert a portion of its fixed rate debt to variable rate debt and variable rate debt to fixed rate debt. The maturity structure of the derivatives generally corresponds with the maturity structure of the debt being hedged. At December 31, 2003, the Company's overall weighted average interest rate for long-term debt was 3.93% on a contractual basis and 3.87% including the effects of derivative contracts. In addition, the Company utilizes other derivative contracts to manage the foreign exchange impact of certain debt issuances.

        Aggregate annual maturities on long-term debt obligations (based on final maturity dates) are as follows:

	2004	2005	2006	2007	2008	Thereafter
	In millions of dollars
Citigroup Inc.	$8,904	$11,531	$8,724	$4,247	$6,149	$24,831
Citicorp and Subsidiaries	11,128	11,395	15,140	8,049	6,549	9,690
Citigroup Global Markets Holdings Inc.	8,757	6,421	6,066	1,754	4,580	8,042
Travelers Insurance Company	—	—	—	—	—	8
Other	245	100	—	165	227	—

Total	$29,034	$29,447	$29,930	$14,215	$17,505	$42,571

14.   Goodwill and Intangible Assets

        Net income and earnings per share for 2003, 2002, and 2001 adjusted to exclude amortization expense (after-tax) related to goodwill and indefinite-lived intangible assets that are no longer amortized are as follows:

	2003	2002	2001
	In millions of dollars, except per share amounts
Net income
Reported net income	$17,853	$15,276	$14,126
Goodwill amortization(1)	—	—	433
Indefinite-lived intangible assets amortization	—	—	46

Adjusted net income	$17,853	$15,276	$14,605

Basic earnings per share
Reported basic earnings per share	$3.49	$2.99	$2.79
Goodwill amortization(1)	—	—	0.08
Indefinite-lived intangible assets amortization	—	—	0.01

Adjusted basic earnings per share	$3.49	$2.99	$2.88

Diluted earnings per share
Reported diluted earnings per share	$3.42	$2.94	$2.72
Goodwill amortization(1)	—	—	0.08
Indefinite-lived intangible assets amortization	—	—	0.02

Adjusted diluted earnings per share	$3.42	$2.94	$2.82

(1)
Includes goodwill amortization related to discontinued operations of $79 million in 2001. The goodwill amortization related to discontinued operations represents $0.02 per share for 2001 on a basic and diluted basis.

        During 2003 and 2002, no goodwill was impaired or written off. The Company recorded goodwill of approximately $780 million during the fourth quarter of 2003, primarily related to the acquisition of Sears. During the 2003 third quarter, the Company recorded goodwill of approximately $170 million in connection with the acquisition of the remaining ownership interest in Diners Club Europe and reduced goodwill by $25 million in connection with the sale of a business in the Consumer segment. The Company recorded goodwill of $4.385 billion during the fourth quarter of 2002 in connection with the acquisition of Golden State Bancorp. The Company also recorded goodwill of $41 million during the 2002 second quarter and $74 million during the 2002 first quarter in connection with the consumer finance acquisitions of Marufuku Co., Ltd. and Taihei Co., Ltd., respectively, in Japan. Additionally, in February 2002, Banamex completed the purchase of the remaining 48% interest in Seguros Banamex, a life insurance business, and AFORE Banamex, a pension fund management business, from AEGON for $1.24 billion which resulted in additional goodwill of $1.14 billion in the Global Investment Management segment.

        The changes in goodwill during 2003 and 2002 were as follows:

	Global Consumer	Global Corporate and Investment Bank	Private Client Services	Global Investment Management	Discontinued Operations(2)	Total
	In millions of dollars
Balance at January 1, 2002(1)	$14,346	$4,176	$375	$2,390	$2,574	$23,861
Goodwill acquired during 2002	4,500	—	—	1,143	—	5,643
Discontinued operations(2)	—	—	—	—	(2,648)	(2,648)
Other(3)	227	196	(2)	(390)	74	105

Balance at December 31, 2002(1)	$19,073	$4,372	$373	$3,143	$—	$26,961
Goodwill acquired during the period	890	60	—	—	—	950
Other(3)	42	(157)	—	(215)	—	(330)

Balance at December 31, 2003	$20,005	$4,275	$373	$2,928	$—	$27,581

(1)
Reclassified to conform to the 2003 presentation.

(2)
Discontinued operations represents the Company's former property and casualty insurance business. See Note 3 to the Consolidated Financial Statements.

(3)
Other changes in goodwill include foreign exchange effects on non-dollar-denominated goodwill, purchase accounting adjustments, business dispositions, and certain other reclassifications.

        The components of intangible assets were as follows:

	December 31, 2003			December 31, 2002
	Gross Carrying Amount	Accumulated Amortization(1)	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization(1)	Net Carrying Amount
	In millions of dollars
Purchased credit card relationships	$7,132	$1,841	$5,291	$4,078	$1,466	$2,612
Mortgage servicing rights	5,160	3,180	1,980	3,883	2,251	1,632
Core deposit intangibles	1,084	216	868	1,139	118	1,021
Other customer relationships	921	412	509	898	300	598
Present value of future profits	608	450	158	647	437	210
Other(2)	4,334	485	3,849	1,493	297	1,196

Total amortizing intangible assets	$19,239	$6,584	$12,655	$12,138	$4,869	$7,269
Indefinite-lived intangible assets			1,226			1,240

Total intangible assets			$13,881			$8,509

(1)
Accumulated amortization of mortgage servicing rights includes the related valuation allowance. See Note 12 to the Consolidated Financial Statements.

(2)
Includes contract-related intangible assets.

        At December 31, 2003 and 2002, $1.226 billion and $1.240 billion, respectively, of the Company's acquired intangible assets, including $776 million and $770 million of asset management and administration contracts, $405 million and $425 million of trade names and $45 million and $45 million of other intangible assets were considered to be indefinite-lived and not subject to amortization. All other acquired intangible assets are subject to amortization.

        The intangible assets recorded during 2003 and their respective amortization periods were as follows:

	2003	Weighted-Average Amortization Period in Years
	In millions of dollars
Mortgage servicing rights	$1,140	9
Purchased credit card relationships	3,000	13
Other intangibles(1)	2,775	15

Total intangible assets recorded during the period(2)	$6,915

(1)
Other intangible assets acquired during 2003 were primarily contract-related intangibles associated with the Sears and Home Depot acquisitions.

(2)
There was no significant residual value estimated for the intangible assets recorded during 2003.

        During 2003, the Company recognized $3.0 billion of purchased credit card relationships (PCCR) and $2.8 billion of contract-related intangibles primarily in connection with the acquisition of the Sears and Home Depot credit card portfolios. PCCR is an intangible asset recognized upon the acquisition of a credit card portfolio representing the present value of the estimated net cash flows attributable to cardholder borrowing activity, subsequent to acquisition, on accounts existing at the date of acquisition. The contract-related intangibles represent the present value of future earnings on accounts to be originated under an exclusive agreement. The contract-related intangibles are initially recorded at their fair value, representing the present value of estimated net cash flows attributable to the future borrowing activity of accounts to be originated subsequent to the date of acquisition. Both PCCR and contract-related intangibles are amortized using a proportionate cash flow method over the period in which 95% of the net cash flows comprising the respective asset are realized. The key assumptions used in measuring the fair value of the PCCR and contract-related intangible assets at the date of acquisition are set out below. The assumptions used to value the mortgage servicing rights are described in Note 12 to the Consolidated Financial Statements.

	Discount Rate	Weighted Average Annual Growth (Attrition) Rate
PCCR	14% to 15%	(10)%
Contract-related intangibles	16% to 17%	16%

        Intangible assets amortization expense was $1,192 million, $858 million and $897 million for 2003, 2002 and 2001, respectively. Intangible assets amortization expense is estimated to be $1,180 million in 2004, $1,110 million in 2005, $1,090 million in 2006, $1,030 million in 2007, and $990 million in 2008.

15.   Insurance Policy and Claims Reserves

        At December 31, insurance policy and claims reserves consisted of the following:

	2003	2002
	In millions of dollars
Benefits and loss reserves
Property-casualty(1)	$1,620	$1,759
Life and annuity	12,417	11,475
Accident and health	1,722	1,505
Unearned premiums	917	899
Policy and contract claims	802	712

	$17,478	$16,350

(1)
Property-casualty amounts have been 100% ceded to Travelers Property and Casualty.

16.   Reinsurance

        The Company's insurance operations participate in reinsurance in order to limit losses, minimize exposure to large risks, provide additional capacity for future growth and effect business-sharing arrangements. Life reinsurance is accomplished through various plans of reinsurance, primarily coinsurance, modified coinsurance and yearly renewable term. Reinsurance ceded arrangements do not discharge the insurance subsidiaries as the primary insurer, except for cases involving a novation.

        Reinsurance amounts included in the Consolidated Statement of Income for the years ended December 31 were as follows:

	Gross Amount	Ceded	Net Amount
	In millions of dollars
2003
Premiums
Property-casualty insurance	$142	$(1)	$141
Life insurance	3,746	(384)	3,362
Accident and health insurance	479	(233)	246

	$4,367	$(618)	$3,749

Claims incurred	$3,367	$(797)	$2,570

2002
Premiums
Property-casualty insurance	$368	$(88)	$280
Life insurance	3,212	(330)	2,882
Accident and health insurance	490	(242)	248

	$4,070	$(660)	$3,410

Claims incurred	$3,005	$(790)	$2,215

2001
Premiums
Property-casualty insurance	$460	$(17)	$443
Life insurance	3,124	(343)	2,781
Accident and health insurance	505	(279)	226

	$4,089	$(639)	$3,450

Claims incurred	$3,050	$(664)	$2,386

        Reinsurance recoverables, net of valuation allowance, at December 31, 2003 and 2002 include amounts recoverable on unpaid and paid losses and were as follows:

	2003	2002
	In millions of dollars
Life business	$1,092	$1,027
Property-casualty business
Pools and associations	1,627	1,760
Other reinsurance	1,858	1,569

Total	$4,577	$4,356

17.   Restructuring-Related Items

        The status of the 2003, 2002, and 2001 restructuring initiatives is summarized in the following table:

Restructuring Reserve Activity

	Restructuring Initiatives
	2003	2002	2001
	In millions of dollars
Original charges(1)	$—	$65	$448
Acquisitions during:(2)
2003	82	—	—
2002	—	186	—
2001	—	—	112

	82	186	112

Utilization during:(3)
2003	—	(173)	(30)
2002	—	(68)	(116)
2001	—	—	(352)

	—	(241)	(498)

Other	—	(10)	(62)

Balance at December 31, 2003	$82	$—	$—

(1)
2001 restructuring charges included $2 million related to discontinued operations. See Note 3 to the Consolidated Financial Statements.
(2)
Represents additions to restructuring liabilities arising from acquisitions.
(3)
Utilization amounts include foreign currency translation effects on the restructuring reserve.

        During 2003, Citigroup recorded a restructuring reserve of $82 million in the purchase price allocation of Sears for the integration of its operations and operating platforms within the Global Consumer business. Of the $82 million, $47 million related to employee severance and $35 million related to exiting leasehold and other contractual obligations. These restructuring initiatives are expected to be substantially implemented over the next year.

        During 2002, Citigroup recorded restructuring charges of $65 million. Of the $65 million, $42 million related to the downsizing of Global Consumer and GCIB operations in Argentina, and $23 million related to the acquisition of GSB and the integration of its operations within the Global Consumer business. These restructuring charges were expensed and are included in "Restructuring-related items" in the Consolidated Statement of Income. In addition, a restructuring reserve of $186 million was recognized as a liability in the purchase price allocation of GSB related to the integration of operations and operating platforms. The 2002 reserves included $150 million related to employee severance and $101 million related to exiting leasehold and other contractual obligations.

        The 2002 restructuring reserve utilization of $241 million included employee severance of $123 million and $62 million of leasehold and other exit costs which were paid in cash and an additional $56 million is legally obligated. Through December 31, 2003, approximately 4,450 gross staff positions have been eliminated under these programs including approximately 2,400 gross staff positions in connection with the GSB acquisition.

        During 2001, Citigroup recorded restructuring charges of $448 million, including $2 million related to discontinued operations. Of the $448 million, $319 million related to the downsizing of certain functions in the GCIB and Global Consumer businesses in order to align their cost structures with current market conditions and $129 million related to the acquisition of Banamex and the integration of its operations. In addition, a restructuring reserve of $112 million was recorded in connection with the acquisition of Banamex and recognized as a liability in the purchase price allocation of Banamex.

        As of December 31, 2003, the 2001 restructuring reserve was fully utilized, including $65 million of asset impairment charges as well as $433 million of severance and other costs, together with foreign currency translation effects. Through December 31, 2003, approximately 13,100 gross staff positions have been eliminated under these programs.

        Restructuring-related items included in the Consolidated Statement of Income for the years ended December 31 were as follows:

	2003	2002	2001
	In millions of dollars
Restructuring charges	$—	$65	$446
Changes in estimates	(46)	(88)	(53)
Accelerated depreciation	—	8	61

Total restructuring-related items	$(46)	$(15)	$454

        Changes in estimates are attributable to facts and circumstances arising subsequent to an original restructuring charge. Changes in estimates attributable to lower than anticipated costs of implementing certain projects and a reduction in the scope of certain initiatives during 2003 resulted in the reduction of the reserve for 2002 restructuring initiatives of $13 million, 2001 restructuring initiatives of $14 million, and a $19 million reduction in the reserve for prior years restructuring initiatives. During 2002, changes in estimates resulted in the reduction of the reserve for 2002 restructuring initiatives of $2 million, a reduction of $27 million for 2001 restructuring initiatives and a reduction of $59 million for prior years restructuring initiatives. During 2001, changes in estimates resulted in the reduction of the reserve for 2001 restructuring initiatives of $18 million and a reduction of $35 million for prior years restructuring initiatives.

        The implementation of these restructuring initiatives also caused certain related premises and equipment assets to become redundant. The remaining depreciable lives of these assets were shortened, and accelerated depreciation charges (in addition to normal scheduled depreciation on those assets) were recognized. There were no accelerated depreciation charges recognized in 2003, and $8 million and $61 million were recognized in 2002 and 2001, respectively.

18.   Income Taxes

	2003	2002	2001
	In millions of dollars
Current
Federal	$4,030	$4,158	$3,342
Foreign	2,809	2,454	2,476
State	495	590	382

	7,334	7,202	6,200

Deferred
Federal	553	(326)	746
Foreign	233	159	98
State	75	(37)	159

	861	(204)	1,003

Provision for income tax on continuing operations before minority interest(1)	8,195	6,998	7,203
Provision for income tax on discontinued operations	—	360	323
Provision (benefit) for income taxes on cumulative effect of accounting changes	—	(14)	(93)
Income tax expense (benefit) reported in stockholders' equity related to:
Foreign currency translation	(327)	(1,071)	(252)
Securities available-for-sale	456	548	(71)
Employee stock plans	(363)	(381)	(674)
Cash flow hedges	(154)	575	105
Other	—	(26)	—

Income taxes before minority interest	$7,807	$6,989	$6,541

(1)
Includes the effect of securities transactions resulting in a provision of $178 million in 2003, ($172) million in 2002, and $83 million in 2001.

        The reconciliation of the federal statutory income tax rate to the Company's effective income tax rate applicable to income from continuing operations (before minority interest and the cumulative effect of accounting changes) for the years ended December 31 was as follows:

	2003	2002	2001
	In millions of dollars
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	1.4%	1.8%	1.6%
Foreign income tax rate differential	(3.1)%	(2.1)%	(0.7)%
Other, net	(2.2)%	(0.6)%	(0.8)%

Effective income tax rate	31.1%	34.1%	35.1%

        Deferred income taxes at December 31 related to the following:

	2003	2002
	In millions of dollars
Deferred tax assets
Credit loss deduction	$3,351	$3,931
Differences in computing policy reserves	538	480
Unremitted foreign earnings	—	163
Deferred compensation	1,256	1,157
Employee benefits	416	528
Restructuring and settlement reserves	673	774
Interest-related items	494	388
Foreign and state loss carryforwards	289	223
Other deferred tax assets	2,383	1,781

Gross deferred tax assets	9,400	9,425
Valuation allowance	320	212

Deferred tax assets after valuation allowance	9,080	9,213

Deferred tax liabilities
Investments	(2,604)	(1,958)
Unremitted foreign earnings	(343)	—
Deferred policy acquisition costs and value of insurance in force	(1,272)	(1,111)
Leases	(2,220)	(2,400)
Fixed assets	(794)	(556)
Intangibles	(600)	(697)
Other deferred tax liabilities	(618)	(344)

Gross deferred tax liabilities	(8,451)	(7,066)

Net deferred tax asset	$629	$2,147

        Foreign pretax earnings approximated $8.6 billion in 2003, $8.7 billion in 2002, and $8.1 billion in 2001. As a U.S. corporation, Citigroup and its U.S. subsidiaries are subject to U.S. taxation currently on all foreign pretax earnings earned by a foreign branch. Pretax earnings of a foreign subsidiary or affiliate are subject to U.S. taxation when effectively repatriated. The Company provides income taxes on the undistributed earnings of non-U.S. subsidiaries except to the extent that such earnings are indefinitely invested outside the United States. At December 31, 2003, $5.8 billion of accumulated undistributed earnings of non-U.S. subsidiaries were indefinitely invested. At the existing U.S. federal income tax rate, additional taxes of $1.8 billion would have to be provided if such earnings were remitted. The current year's effect on the income tax expense from continuing operations is shown in the reconciliation of the federal statutory rate to the Company's effective income tax rate on page 31.

        Income taxes are not provided for on the Company's life insurance subsidiaries' "policyholders' surplus account" because under current U.S. tax rules such taxes will become payable only to the extent such amounts are distributed as a dividend or exceed limits prescribed by federal law. Distributions are not contemplated from this account, which aggregated $982 million (subject to a tax of $344 million) at December 31, 2003.

        Income taxes are not provided for on the Company's savings bank base year bad debt reserves because under current U.S. tax rules such taxes will become payable only to the extent such amounts are distributed in excess of limits prescribed by federal law. At December 31, 2003, the amount of the base year reserves totaled approximately $358 million (subject to a tax of $125 million).

        The 2003 net change in the valuation allowance related to deferred tax assets was an increase of $108 million, primarily relating to unutilizable foreign deferred tax assets. The valuation allowance of $320 million at December 31, 2003 is primarily related to specific state and local, and foreign tax carryforwards or tax law restrictions on benefit recognition in the U.S. federal tax return and in the above jurisdictions. Of the $320 million valuation allowance, $211 million relates to foreign deferred tax assets which do not affect Citigroup's consolidated tax expense due to foreign tax credits.

        Management believes that the realization of the recognized net deferred tax asset of $629 million is more likely than not based on existing carryback ability and expectations as to future taxable income in the jurisdictions in which it operates. The Company, which has a history of strong earnings, has reported pretax financial statement income from continuing operations of approximately $22 billion, on average, over the last three years.

19.   Mandatorily Redeemable Securities of Subsidiary Trusts

        The Company formed statutory business trusts under the laws of the state of Delaware, which exist for the exclusive purposes of (i) issuing Trust Securities representing undivided beneficial interests in the assets of the Trust; (ii) investing the gross proceeds of the Trust securities in junior subordinated deferrable interest debentures (subordinated debentures) of its parent; and (iii) engaging in only those activities necessary or incidental thereto. Upon approval from the Federal Reserve, Citigroup has the right to redeem these securities. The subordinated debentures and the related income effects of the consolidated trusts are eliminated in the Consolidated Financial Statements. Distributions on the mandatorily redeemable securities of subsidiary trusts below have been classified as interest expense in the Consolidated Statement of Income.

        The following table summarizes the financial structure of each of the Company's subsidiary trusts at December 31, 2003:

						Junior Subordinated Debentures Owned by Trust
					Common Shares Issued to Parent
Trust Securities with Distributions Guaranteed by:	Issuance Date	Securities Issued	Liquidation Value(1)	Coupon Rate		Amount	Maturity	Redeemable by Issuer Beginning
In millions of dollars
Citigroup:
Citigroup Capital II	Dec. 1996	400,000	$400	7.750%	12,372	$412	Dec. 1, 2036	Dec. 1, 2006
Citigroup Capital VI	Mar. 1999	24,000,000	600	6.875%	742,269	619	Mar. 15, 2029	Mar. 15, 2004
Citigroup Capital VII	July 2001	46,000,000	1,150	7.125%	1,422,681	1,186	July 31, 2031	July 31, 2006
Citigroup Capital VIII	Sept. 2001	56,000,000	1,400	6.950%	1,731,959	1,443	Sept. 15, 2031	Sept. 17, 2006
Citigroup Capital IX	Feb. 2003	44,000,000	1,100	6.000%	1,360,825	1,134	Feb. 14, 2033	Feb. 13, 2008
Citigroup Capital X	Sept. 2003	20,000,000	500	6.100%	618,557	515	Sept. 30, 2033	Sept. 30, 2008

Total parent-obligated			$5,150

Subsidiaries:
Citicorp Capital I	Dec. 1996	300,000	$300	7.933%	9,000	$309	Feb. 15, 2027	Feb. 15, 2007
Citicorp Capital II	Jan. 1997	450,000	450	8.015%	13,500	464	Feb. 15, 2027	Feb. 15, 2007

Total subsidiary-obligated			$750

Deconsolidated:
Citigroup Capital III(2)	Dec. 1996	200,000	$200	7.625%	6,186	$206	Dec. 1, 2036	Not redeemable

(1)
The carrying value of Mandatorily Redeemable Securities of Subsidiary Trusts at December 31, 2003 includes adjustments of $67 million and $90 million, respectively, related to hedges on certain parent-obligated and subsidiary-obligated trust securities.

(2)
In accordance with FIN 46, the Company deconsolidated the Citigroup Capital III Trust during 2003. The Company's liability to this Trust is included on the Consolidated Balance Sheet as Long-Term Debt at December 31, 2003.

        In each case, the coupon rate on the debentures is the same as that on the trust securities. Distributions on the trust securities and interest on the debentures are payable quarterly, except for Citigroup Capital II and III and Citicorp Capital I and II, on which distributions are payable semiannually.

        During 2003, the Company redeemed Citigroup Capital IV, Citigroup Capital V, SSBH Capital I, and Citicorp Capital III.

20.   Preferred Stock and Stockholders' Equity

Perpetual Preferred Stock

        The following table sets forth the Company's perpetual preferred stock outstanding at December 31:

					Carrying Value (in millions of dollars)
		Redeemable, in Whole or in Part on or After(1)	Redemption Price Per Share(2)	Number of Shares
	Rate				2003	2002
Series F(3)	6.365%	June 16, 2007	$250	1,600,000	$400	$400
Series G(3)	6.213%	July 11, 2007	$250	800,000	200	200
Series H(3)	6.231%	September 8, 2007	$250	800,000	200	200
Series M(3)	5.864%	October 8, 2007	$250	800,000	200	200
Series Q(4)	Adjustable	May 31, 1999	$250	700,000	—	175
Series R(4)	Adjustable	August 31, 1999	$250	400,000	—	100
Series V(4)	Fixed/Adjustable	February 15, 2006	$500	250,000	125	125

					$1,125	$1,400

(1)
Under various circumstances, the Company may redeem certain series of preferred stock at times other than described above.

(2)
Liquidation preference per share equals redemption price per share.

(3)
Issued as depositary shares, each representing a one-fifth interest in a share of the corresponding series of preferred stock.

(4)
Issued as depositary shares, each representing a one-tenth interest in a share of the corresponding series of preferred stock.

        All dividends on the Company's perpetual preferred stock are payable quarterly and are cumulative.

        Dividends on the Series V preferred stock are payable at 5.86% through February 15, 2006, and thereafter at rates determined quarterly by a formula based on certain interest rate indices, subject to a minimum rate of 6% and a maximum rate of 12%. The rate of dividends on the Series V preferred stock is subject to adjustment based upon the applicable percentage of the dividends received deduction.

Regulatory Capital

        Citigroup and Citicorp are subject to risk-based capital and leverage guidelines issued by the Board of Governors of the Federal Reserve System (FRB), and their U.S. insured depository institution subsidiaries, including Citibank, N.A., are subject to similar guidelines issued by their respective primary regulators. These guidelines are used to evaluate capital adequacy and include the required minimums shown in the following table.

        The regulatory agencies are required by law to take specific prompt actions with respect to institutions that do not meet minimum capital standards. As of December 31, 2003 and 2002, all of Citicorp's U.S. insured subsidiary depository institutions were "well-capitalized." At December 31, 2003, regulatory capital as set forth in guidelines issued by the U.S. federal bank regulators is as follows:

	Required Minimum	Well- Capitalized Minimum		Citigroup	Citicorp	Citibank, N.A.
	In millions of dollars
Tier 1 capital				$66,871	$50,671	$35,872
Total capital(1)				90,343	76,153	53,680
Tier 1 capital ratio	4.0%	6.0%		8.91%	8.44%	8.40%
Total capital ratio(1)	8.0%	10.0%		12.04%	12.68%	12.56%
Leverage ratio(2)	3.0%	5.0	%(3)	5.56%	6.70%	6.57%

(1)
Total capital includes Tier 1 and Tier 2.

(2)
Tier 1 capital divided by adjusted average assets.

(3)
Applicable only to depository institutions.

        There are various legal limitations on the extent to which Citicorp's banking subsidiaries may pay dividends to their parents. Citicorp's national and state-chartered bank subsidiaries can declare dividends to their respective parent companies in 2004, without regulatory approval, of approximately $4.3 billion adjusted by the effect of their net income (loss) for 2004 up to the date of any such dividend declaration. In determining whether and to what extent to pay dividends, each bank subsidiary must also consider the effect of dividend payments on applicable risk-based capital and leverage ratio requirements as well as policy statements of the federal regulatory agencies that indicate that banking organizations should generally pay dividends out of current operating earnings. Consistent with these considerations, Citicorp estimates that its bank subsidiaries can directly or through their parent holding company distribute dividends to Citicorp of approximately $2.4 billion of the available $4.3 billion, adjusted by the effect of their net income (loss) up to the date of any such dividend declaration.

        Travelers Insurance Company (TIC) is subject to various regulatory restrictions that limit the maximum amount of dividends available to its parent without prior approval of the Connecticut Insurance Department. A maximum of $845 million of statutory surplus is available by the end of the year 2004 for such dividends without the prior approval of the Connecticut Insurance Department.

        Certain of the Company's U.S. and non-U.S. broker/dealer subsidiaries are subject to various securities and commodities regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. The principal regulated subsidiaries, their net capital requirement or equivalent and excess over the minimum requirement as of December 31, 2003 are as follows:

Subsidiary	Jurisdiction	Net Capital or Equivalent	Excess Over Minimum Requirement
In millions of dollars
Citigroup Global Markets Inc.	U.S. Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1)	$4,415	$3,955
Citigroup Global Markets Limited	United Kingdom's Financial Services Authority	$3,964	$852

21.   Changes in Equity from Nonowner Sources

        Changes in each component of "Accumulated Other Changes in Equity from Nonowner Sources" for the three-year period ended December 31, 2003 are as follows:

	Net Unrealized Gains on Investment Securities	Foreign Currency Translation Adjustment	Cash Flow Hedges	Accumulated Other Changes in Equity from Nonowner Sources
	In millions of dollars
Balance, January 1, 2001	$973	$(850)	$—	$123
Cumulative effect of accounting changes, after-tax of $70(1)	101	20	(3)	118
Unrealized gains on investment securities, after-tax of $71(2)	154	—	—	154
Less: Reclassification adjustment for gains included in net income, after-tax of $(202)(2)	(376)	—	—	(376)
Foreign currency translation adjustment, after-tax of $(263)(3)	—	(1,034)	—	(1,034)
Cash flow hedges, after-tax of $106	—	—	171	171

Change	(121)	(1,014)	168	(967)

Balance, December 31, 2001	852	(1,864)	168	(844)
Unrealized gains on investment securities, after-tax of $376(4)	792	—	—	792
Add: Reclassification adjustment for losses included in net income, after-tax of $172(4)	313	—	—	313
Foreign currency translation adjustment, after-tax of $(1,071)(5)	—	(1,528)	—	(1,528)
Cash flow hedges, after-tax of $575	—	—	1,074	1,074

Change	1,105	(1,528)	1,074	651

Balance, December 31, 2002	1,957	(3,392)	1,242	(193)
Unrealized gains on investment securities, after-tax of $634(6)	1,283	—	—	1,283
Less: Reclassification adjustment for gains included in net income, after-tax of $(178)(6)	(332)	—	—	(332)
Foreign currency translation adjustment, after-tax of $(327)(7)	—	(1,073)	—	(1,073)
Cash flow hedges, after-tax of $(154)	—	—	(491)	(491)

Current period change	951	(1,073)	(491)	(613)

Balance, December 31, 2003	$2,908	$(4,465)	$751	$(806)

(1)
Refers to the 2001 first quarter adoption of SFAS 133 and the 2001 second quarter adoption of EITF 99-20.

(2)
Primarily reflects an increase in the investment portfolio due to the acquisition of Banamex offset by realized gains resulting from the sale of securities.

(3)
Primarily reflects the after-tax impact of the amortization of forward points on foreign currency contracts as a result of the adoption of SFAS 133, weakening of currencies in Latin America and EMEA against the U.S. dollar, partially offset by the strengthening of the Japanese yen against the U.S. dollar.

(4)
Primarily reflects the impact of a declining interest rate yield curve on fixed income securities and realized losses resulting from the sale of securities offset by the distribution of TPC.

(5)
Primarily reflects the $595 million after-tax impact of translating Argentina's net assets into the U.S. dollar equivalent and the decline in the Mexican peso against the U.S. dollar. As a result of government actions in Argentina, which began in the fourth quarter of 2001 and continues, the functional currency of the Argentine branch and subsidiaries was changed in the 2002 first quarter from the U.S. dollar to the Argentine peso.

(6)
Primarily reflects an increase in the investment portfolio due to incremental purchases and the impact of declining interest rates coupled with spread tightening, partially offset by realized gains resulting from the sale of securities.

(7)
Reflects, among other items, the decline in the Mexican peso against the U.S. dollar and changes in related tax effects.

22.   Earnings Per Share

        The following is a reconciliation of the income and share data used in the basic and diluted earnings per share computations for the years ended December 31:

	2003	2002	2001
	In millions, except per share amounts
Income from continuing operations before cumulative effect of accounting changes	$17,853	$13,448	$13,229
Discontinued operations	—	1,875	1,055
Cumulative effect of accounting changes	—	(47)	(158)
Preferred dividends	(71)	(83)	(110)

Income available to common stockholders for basic EPS	17,782	15,193	14,016
Effect of dilutive securities	—	—	—

Income available to common stockholders for diluted EPS	$17,782	$15,193	$14,016

Weighted average common shares outstanding applicable to basic EPS	5,093.3	5,078.0	5,031.7

Effect of dilutive securities:
Options	47.1	47.4	81.6
Restricted and deferred stock	52.3	39.7	32.6
Convertible securities	0.9	1.1	1.1

Adjusted weighted average common shares outstanding applicable to diluted EPS	5,193.6	5,166.2	5,147.0

Basic earnings per share
Income from continuing operations before cumulative effect of accounting changes	$3.49	$2.63	$2.61
Discontinued operations	—	0.37	0.21
Cumulative effect of accounting changes	—	(0.01)	(0.03)

Net income	$3.49	$2.99	$2.79

Diluted earnings per share
Income from continuing operations before cumulative effect of accounting changes	$3.42	$2.59	$2.55
Discontinued operations	—	0.36	0.20
Cumulative effect of accounting changes	—	(0.01)	(0.03)

Net income	$3.42	$2.94	$2.72

        During 2003, 2002 and 2001, weighted average options of 149.8 million shares, 223.6 million shares and 100.1 million shares with weighted average exercise prices of $46.08 per share, $44.79 per share, and $52.76 per share, respectively, were excluded from the computation of diluted EPS because the options' exercise price was greater than the average market price of the Company's common stock.

23.   Incentive Plans

        The Company has adopted a number of equity compensation plans under which it administers stock options, restricted/deferred stock and stock purchase programs to attract, retain and motivate officers and employees, to compensate them for their contributions to the growth and profits of the Company, and to encourage employee stock ownership. All of the plans are administered by the Personnel and Compensation Committee of the Citigroup Board of Directors, which is comprised entirely of independent non-employee directors. At December 31, 2003, approximately 431 million shares were authorized for grant under Citigroup's stock incentive plans.

Stock Option Programs

        The Company has a number of stock option programs for its officers and employees. Options are granted on Citigroup common stock at the market value at the time of grant. Options granted in 2003 typically vest 33% each year for three years, with the first vesting date occurring 17 months after the grant date. The options granted in 2003 have a term of six years. Also, the sale of underlying shares acquired through the exercise of options granted in 2003 is restricted for a two-year period. Prior to 2003, options were granted for a period of ten years. Generally, prior to 2003, Citigroup options, including options granted under Travelers predecessor plans and options granted since the date of the merger of Citicorp and Travelers Group Inc., vest at a rate of 20% per year, with the first vesting date generally occurring 12 to 18 months following the grant date. Generally, 50% of the options granted under Citicorp predecessor plans prior to the merger were exercisable beginning on the third anniversary and 50% beginning on the fourth anniversary of the date of grant. Options granted under Associates predecessor plans vested in 2001 at the time of the merger with Citigroup. Certain options granted prior to January 1, 2003, permit an employee exercising an option under certain conditions to be granted new options (reload options) in an amount equal to the number of common shares used to satisfy the exercise price and the withholding taxes due upon exercise. The reload options are granted for the remaining term of the related original option and vest after six months.

        To further encourage employee stock ownership, the Company's eligible employees participate in WealthBuilder, CitiBuilder, or the Citigroup Ownership Program. Options granted under the WealthBuilder and the Citigroup Ownership program vest over a five-year period, whereas options granted under the CitiBuilder program vest after five years. These options do not have a reload feature. Beginning in 2003, new options are no longer being granted under these plans.

        Information with respect to stock option activity under Citigroup stock option plans for the years ended December 31, 2003, 2002 and 2001 is as follows:

	2003		2002		2001
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding, beginning of year	380,274,611	$36.09	390,732,697	$33.74	399,444,963	$28.49
Granted-original	43,649,005	32.35	79,876,755	40.35	61,508,311	49.22
Granted-reload	13,956,702	44.21	10,248,798	40.94	14,641,679	46.62
Forfeited or exchanged(1)	(22,454,416)	40.27	(49,735,340)	35.70	(21,763,582)	31.47
Expired	(5,545,698)	48.66	(10,021,156)	48.51	(1,336,850)	44.45
Exercised	(50,504,006)	24.39	(40,827,143)	20.99	(61,761,824)	21.56

Outstanding, end of year	359,376,198	$37.07	380,274,611	$36.09	390,732,697	$33.74

Exercisable at year end	199,263,927		192,109,773		176,128,643

(1)
Includes 29.4 million options in 2002 that were exchanged for TPC options.

        The following table summarizes the information about stock options outstanding under Citigroup stock option plans at December 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Contractual Life Remaining	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 4.99-$ 9.99	5,822,160	0.9 years	$7.30	5,819,782	$7.30
$10.00-$19.99	11,647,954	2.8 years	15.70	11,292,555	15.59
$20.00-$29.99	67,106,907	4.3 years	22.76	65,807,576	22.72
$30.00-$39.99	68,229,046	5.8 years	33.15	13,673,614	34.45
$40.00-$49.99	196,417,221	6.6 years	44.68	92,762,350	45.02
$50.00-$56.83	10,152,910	3.9 years	52.28	9,908,050	52.29

	359,376,198	5.7 years	$37.07	199,263,927	$34.52

Stock Award Programs

        The Company, primarily through its Capital Accumulation Program (CAP), issues shares of Citigroup common stock in the form of restricted or deferred stock to participating officers and employees. The restricted or deferred stock generally vests after a two- or three-year vesting period, during which time the stock cannot be sold or transferred by the participant, and is subject to total or partial cancellation if the participant's employment is terminated. CAP participants may elect to receive part of their awards in CAP stock and part in stock options. The figures in the two previous tables include options granted under CAP. Unearned compensation expense associated with the stock grants represents the market value of Citigroup common stock at the date of grant and is recognized as a charge to income ratably over the vesting period.

        In 2003, special equity awards were issued to certain employees in the Global Corporate and Investment Bank and Citigroup International businesses. The awards are not discounted and vest over a three-year term beginning on July 12, 2003 with one-sixth of the award vesting every six months. Until the shares vest, a recipient may not transfer the shares. After they vest, the shares become freely transferable (subject to the stock ownership commitment). From the date of award, the recipient can direct the vote on the shares and receive regular dividends.

        During 2003, Citigroup granted shares under the Citigroup Ownership Program (COP) to eligible employees. This program replaces the WealthBuilder, CitiBuilder, and Citigroup Ownership stock option programs. Employees are issued either restricted or deferred shares of Citigroup common stock which vest after three years, during which time the stock cannot be sold or transferred by the participant. Unearned compensation expense associated with the stock grants represents the market value of Citigroup common stock at the date of grant and is recognized as a charge to income ratably over the vesting period.

        Information with respect to stock awards is as follows:

	2003	2002	2001
Shares awarded	57,559,301	37,730,860	31,089,579
Weighted average fair market value per share b	$34.07	$41.82	$44.62
After-tax compensation cost charged to earnings (in millions of dollars)	$903	$766	$574

Stock Purchase Program

        Stock Purchase Program offerings, which are administered under the Citigroup 2003 Stock Purchase Program and the Citigroup 2000 Stock Purchase Plan, allow eligible employees of Citigroup to enter into fixed subscription agreements to purchase shares in the future at the market value on the date of the agreements. Subject to certain limits, enrolled employees are permitted to make one purchase prior to the expiration date. The purchase price of the shares is paid with accumulated payroll deductions plus interest. Shares of Citigroup's common stock delivered under the Stock Purchase Program may be sourced from authorized and unissued or treasury shares. The offering under the Citigroup 2003 Stock Purchase Program was made on June 15, 2003. The program ends in July 2005. The original offering under the Citigroup Stock Purchase Program was in August 2000. In 2001, three additional offerings were made to new employees in March, July, and November 2001. In February 2002, an additional offering was made to new employees.

        Following is the share activity under the Stock Purchase Program. The fixed price for the June 2003 offering was $44.10. The fixed price for the Citigroup 2000 Stock Purchase Plan offering in August 2000 was $49.36 per share. The fixed prices for the offerings made in March, July, and November 2001 were $41.95, $46.83 and $42.45, respectively. The fixed price for the offering made in February 2002 was $42.20.

	2003	2002	2001
Outstanding subscribed shares at beginning of year	—	22,796,355	25,820,335
Subscriptions entered into	8,784,380	363,970	3,196,822
Shares purchased	(65)	(19,794)	(81,874)
Canceled or terminated(1)	(448,070)	(23,140,531)	(6,138,928)

Outstanding subscribed shares at end of year	8,336,245	—	22,796,355

(1)
2002 activity represents shares canceled or expired due to the grant price exceeding the market price.

Pro Forma Impact of SFAS 123

        Prior to January 1, 2003, Citigroup applied APB 25 in accounting for its stock-based compensation plans. Under APB 25, there is generally no charge to earnings for employee stock option awards because the options granted under these plans have an exercise price equal to the market value of the underlying common stock on the grant date. Alternatively, SFAS 123 allows companies to recognize compensation expense over the related service period based on the grant-date fair value of the stock award. Refer to Note 1 for a further description of these accounting standards and a presentation of the effect on net income and earnings per share had the Company applied SFAS 123 in accounting for all of the Company's stock option plans. The pro forma adjustments in that table relate to stock options granted from 1995 through 2002, for which a fair value on the date of grant was determined using a Black-Scholes option pricing model. In accordance with SFAS 123, no effect has been given to options granted prior to 1995. The fair values of stock-based awards are based on assumptions that were determined at the grant date.

Fair Value Assumptions

        SFAS 123 requires that reload options be treated as separate grants from the related original grants. Under the Company's reload program, upon exercise of an option, employees use previously owned shares to pay the exercise price and surrender shares otherwise to be received for related tax withholding, and receive a reload option covering the same number of shares used for such purposes. Reload options vest at the end of a six-month period. Reload options are intended to encourage employees to exercise options at an earlier date and to retain the shares so acquired, in furtherance of the Company's long-standing policy of encouraging increased employee stock ownership. The result of this program is that employees generally will exercise options as soon as they are able and, therefore, these options have shorter expected lives. Shorter option lives result in lower valuations using a Black-Scholes option model. However, such values are expensed more quickly due to the shorter vesting period of reload options. In addition, since reload options are treated as separate grants, the existence of the reload feature results in a greater number of options being valued.

        Shares received through option exercises under the reload program, as well as certain other options granted, are subject to restrictions on sale. Discounts have been applied to the fair value of options granted to reflect these sale restrictions.

        Additional valuation and related assumption information for Citigroup option plans, including the Citigroup 2003 Stock Purchase Program, is presented below:

For Options Granted During	2003	2002	2001
Weighted average fair value
Option	$6.92	$9.47	$10.90

Weighted average expected life
Original grants	3.45 years	3.5 years	3 years
Reload grants	2 years	2 years	1 year
Stock Purchase Program grants	2.1 years	—	—

Valuation assumptions
Expected volatility	37.74%	37.19%	38.76%
Risk-free interest rate	2.00%	3.86%	4.63%
Expected annual dividends per share		$0.92	$0.92
For grants before July 14, 2003	$0.92
For grants on or after July 14, 2003	$1.54
Expected annual forfeitures
Original and reload grants	7%	7%	5%
Stock Purchase Program grants	10%	—	—

24.   Retirement Benefits

        The Company has several non-contributory defined benefit pension plans covering substantially all U.S. employees and has various defined benefit pension and termination indemnity plans covering employees outside the United States. The U.S. defined benefit plan provides benefits under a cash balance formula. Employees satisfying certain age and service requirements remain covered by a prior final pay formula. The Company also offers postretirement health care and life insurance benefits to certain eligible U.S. retired employees, as well as to certain eligible employees outside the United States. The following tables summarize the components of net benefit expense recognized in the Consolidated Statement of Income and the funded status and amounts recognized in the Consolidated Balance Sheet for the Company's U.S. qualified plans and significant plans outside the United States. The Company uses a December 31 measurement date for U.S. plans as well as plans outside the United States.

Net (Benefit) Expense

	Pension Plans						Postretirement Benefit Plans(2)
	U.S. Plans(1)			Plans Outside U.S.			U.S. Plans
	2003	2002	2001	2003	2002	2001	2003	2002	2001
	In millions of dollars
Benefits earned during the year	$208	$261	$219	$118	$116	$116	$3	$5	$6
Interest cost on benefit obligation	548	528	505	190	185	190	72	73	73
Expected return on plan assets	(700)	(783)	(795)	(209)	(188)	(185)	(18)	(21)	(20)
Amortization of unrecognized:
Net transition obligation	—	—	—	5	5	9	—	—	—
Prior service cost	(25)	(29)	(21)	—	—	—	(4)	(4)	(2)
Net actuarial loss (gain)	24	—	(1)	48	15	5	8	(1)	(3)
Curtailment (gain) loss	—	—	(9)	6	—	6	—	—	(39)

Net (benefit) expense	$55	$(23)	$(102)	$158	$133	$141	$61	$52	$15

(1)
The U.S. plans exclude nonqualified pension plans, for which the net expense was $46 million in 2003, $47 million in 2002, and $63 million in 2001.

(2)
For plans outside the U.S., net postretirement benefit expense was $36 million in 2003, $53 million in 2002, and $42 million in 2001.

Prepaid Benefit Cost (Benefit Liability)

	Pension Plans				Postretirement Benefit Plans(2)
	U.S. Plans(1)		Plans Outside U.S.		U.S. Plans
	2003	2002	2003	2002	2003	2002
	In millions of dollars at year-end
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$7,742	$7,276	$2,772	$2,565	$1,108	$1,018
Benefits earned during the year	208	261	118	116	3	5
Interest cost on benefit obligation	548	528	190	185	72	73
Plan amendments	—	(14)	1	20	(1)	(28)
Actuarial (gain) loss	936	399	382	(64)	93	124
Benefits paid	(412)	(377)	(191)	(144)	(85)	(86)
Acquisitions	10	115	39	19	(6)	12
Divestitures	—	(429)	(5)	—	—	(10)
Settlements	—	—	(37)	(16)	—	—
Curtailment	—	—	(6)	—	—	—
Expenses	—	(17)	—	—	—	—
Foreign exchange impact	—	—	250	91	—	—

Projected benefit obligation at year-end	$9,032	$7,742	$3,513	$2,772	$1,184	$1,108

Change in plan assets
Plan assets at fair value at beginning of year	$7,551	$8,224	$2,543	$2,099	$192	$212
Actual return on plan assets	1,776	(496)	390	(152)	48	(20)
Company contributions	512	541	279	695	55	86
Employee contributions	—	—	5	13	—	—
Acquisitions	—	105	23	10	—	—
Divestitures	—	(429)	(5)	—	—	—
Settlements	—	—	(33)	(15)	—	—
Benefits paid	(412)	(377)	(191)	(144)	(85)	(86)
Expenses	—	(17)	—	—	—	—
Foreign exchange impact	—	—	226	37	—	—

Plan assets at fair value at year-end	$9,427	$7,551	$3,237	$2,543	$210	$192

Reconciliation of prepaid (accrued) benefit cost and total amount recognized
Funded status of the plan	$395	$(191)	$(276)	$(229)	$(974)	$(916)
Unrecognized:
Net transition obligation	—	—	17	23	—	—
Prior service cost	(158)	(184)	5	612	(29)	(33)
Net actuarial loss	2,009	2,173	816	6	191	137

Net amount recognized	$2,246	$1,798	$562	$412	$(812)	$(812)

Amounts recognized on the balance sheet consist of
Prepaid benefit cost	$2,246	$1,798	$644	$508	$—	$—
Accrued benefit liability	—	—	(185)	(120)	(812)	(812)
Intangible asset	—	—	103	24	—	—

Net amount recognized	$2,246	$1,798	$562	$412	$(812)	$(812)

Accumulated benefit obligation at year-end	$8,837	$7,522	$3,148	$2,452	$1,184	$1,108

(1)
The U.S. plans exclude nonqualified pension plans, for which the projected benefit obligation was $600 million and $581million, and the aggregate accumulated benefit obligation was $566 million and $539 million at December 31, 2003 and 2002, respectively.

(2)
For plans outside the U.S., the accumulated postretirement benefit obligation was $521 million and $465 million, the postretirement liability was $521 million and $465 million and the fair value of plan assets was $224 million and $134 million at December 31, 2003 and 2002, respectively. The accumulated postretirement benefit obligation exceeded plan assets for the plans outside the U.S. at December 31, 2003 and 2002.

        At the end of 2003 and 2002 for both qualified and non-qualified, funded and unfunded plans, the aggregate projected benefit obligation (PBO), aggregate accumulated benefit obligation (ABO), and aggregate fair value of plan assets for pension plans with a projected benefit obligation in excess of plan assets, and pension plans with accumulated benefit obligation in excess of plan assets, were as follows:

	PBO Exceeds Fair Value of Plan Assets				ABO Exceeds Fair Value of Plan Assets
	U.S. Plans		Plans Outside U.S.		U.S. Plans		Plans Outside U.S.
	2003	2002	2003	2002	2003	2002	2003	2002
	In millions of dollars at year-end
Projected benefit obligation	$600	$8,323	$3,106	$1,627	$600	$581	$701	$255
Accumulated benefit obligation	566	8,061	2,791	1,381	566	539	636	213
Fair value of plan assets	—	7,551	2,749	1,355	—	—	482	119

        Pension plan assets exceeded the accumulated benefit obligations by $679 million and $120 million at December 31, 2003 and 2002, respectively.

Assumptions

        The discount rate and future rate of compensation assumptions used in determining pension and postretirement benefit obligations and net benefit expense for the Company's plans are shown in the following table:

At year-end	2003	2002
Discount rate
U.S. plans(1)	6.25%	6.75%
Plans outside the U.S.(2)
Range	2.0% to 10.0%	2.25% to 12.0%
Weighted average	5.4%	5.6%
Future compensation increase rate
U.S. Plans(1)	3.0% to 6.0%	3.0% to 4.0%
Plans outside the U.S.(2)
Range	1.5% to 8.0%	1.5% to 10.0%
Weighted average	2.6%	2.3%

During the current year	2003	2002
Discount rate
U.S. plans(1)	6.75%	7.25%
Plans outside the U.S.(2)
Range	2.25% to 12.0%	2.25% to 12.0%
Weighted average	5.6%	5.5%
Future compensation increase rate
U.S. Plans(1)	3.0% to 4.0%	4.0% to 6.0%
Plans outside the U.S.(2)
Range	1.5% to 10.0%	2.5% to 12.0%
Weighted average	2.3%	2.8%

(1)
Weighted average rates for the U.S. plans equals the stated rates.

(2)
Excluding highly inflationary countries.

        Assumed health care cost trend rates were as follows:

	2003	2002
Health care cost increase rate
U.S. plans
Following year	10.0%	9.0%
Decreasing to the year 2009	5.0%	—
Decreasing to the year 2007	—	5.0%

        A one percentage-point change in assumed health care cost trend rates would have the following effects:

	One Percentage-Point Increase		One Percentage-Point Decrease
	2003	2002	2003	2002
	In millions of dollars
Effect on benefits earned and interest cost for U.S. plans	$3	$5	$(2)	$(4)
Effect on accumulated postretirement benefit obligation for U.S. Plans	42	40	(37)	(37)

Plan Assets

        Citigroup determines its assumptions for the expected rate of return on plan assets for its U.S. plans using a "building block" approach, which focuses on ranges of anticipated rates of return for each asset class. A weighted range of nominal rates is then determined based on target allocations for each asset class. Citigroup considers the expected rate of return to be a longer-term assessment of return expectations and does not anticipate changing this assumption annually unless there are significant changes in economic conditions. A similar approach has been taken in selecting the expected rates of return for Citigroup's foreign plans. The expected rate of return for each plan is based upon its expected asset allocation. Market performance over a number of earlier years is evaluated covering a wide range of economic conditions to determine whether there are sound reasons for projecting forward any past trends.

        The expected long-term rates of return on assets used in determining the Company's pension expense and postretirement expense are shown below:

	2003	2002
Rate of return on assets
U.S. plans(1)	8.0%	8.0%
Plans outside the U.S.:
Range	3.25% to 10.5%	3.0% to 12.0%
Weighted average	6.6%	6.3%

(1)
Weighted average rates for the U.S. plans equals the stated rates.

        Citigroup's pension and postretirement plan asset allocation for the U.S. plans at the end of 2003 and 2002, and the target allocation for 2004 by asset category based on asset fair values are as follows:

				U.S. Postretirement Assets at December 31
	Target Asset Allocation	U.S. Pension Assets at December 31
Asset Category
	2004	2003	2002	2003	2002
Equity securities	40.0% to 60.0%	54.0%	58.0%	61.0%	63.0%
Debt securities	10.0% to 30.0%	26.0%	26.0%	15.0%	18.0%
Real estate	5.0% to 10.0%	5.0%	7.0%	6.0%	8.0%
Other investments	5.0% to 15.0%	15.0%	9.0%	18.0%	11.0%

Total		100%	100%	100%	100%

        Equity securities in the U.S. pension plans include Citigroup common stock with a fair value of $608 million or 6.45% of plan assets and $594 million or 7.87% of plan assets at the end of 2003 and 2002, respectively. Subsequent to December 31, 2003, the Citigroup Pension Plan sold approximately $500 million of Citigroup common stock.

        Affiliated and third-party investment managers manage Citigroup's pension plan assets. Assets are rebalanced as the Company deems appropriate. Citigroup's investment strategy with respect to its pension assets is to maintain a globally diversified investment portfolio across several asset classes targeting an annual rate of return of 8%, while ensuring that the accumulated benefit obligation is fully funded.

        Citigroup's pension and postretirement plans' weighted average asset allocations for the non-U.S. plans and the actual ranges at the end of 2003, and 2002, and the weighted average target allocations for 2004 by asset category based on asset fair values are as follows:

				Non-U.S. Pension Assets

	Weighted Average	Actual Range		Weighted Average
	Target Asset Allocation
		at December 31		at December 31
Asset Categories
	2004	2003	2002	2003	2002
Equity securities	58.8%	0.0% to 91.4%	0.0% to 75.0%	52.8%	47.2%
Debt securities	31.8%	0.0% to 100.0%	5.2% to 100.0%	24.5%	20.9%
Real estate	0.3%	0.0% to 24.0%	0.0% to 35.0%	0.2%	0.2%
Other investments	9.1%	0.0% to 77.7%	0.0% to 100.0%	22.5%	31.7%

Total	100%			100%	100%

				Non-U.S. Postretirement Plans

	Weighted Average	Actual Range		Weighted Average
	Target Asset Allocation	at December 31		at December 31
Asset Categories
	2004	2003	2002	2003	2002
Equity securities	50.0%	0.0% to 50.0%	16.6% to 42.5%	50.0%	42.5%
Debt securities	50.0%	35.0% to 100.0%	22.0% to 29.8%	35.0%	22.0%
Real estate	—	—	—	—	—
Other investments	—	0.0% to 15.0%	35.5% to 53.6%	15.0%	35.5%

Total	100%			100%	100%

        Citigroup's global pension and postretirement funds' investment strategies are to invest in a prudent manner for the exclusive purpose of providing benefits to participants. The investment strategies are targeted to produce a total return that, when combined with Citigroup's contributions to the funds, will maintain the funds' ability to meet all required benefit obligations. Risk is controlled through diversification of asset types and investments in domestic and international equities, fixed income securities and cash. The target asset allocation in most locations is 50% equities and 50% debt securities. These allocations may vary by geographic region and country depending on the nature of applicable obligations and various other regional considerations. The wide variation in the actual range of plan asset allocations for the funded non-U.S. plans is a result of differing local economic conditions. For example, in certain countries local law requires that all pension plan assets must be invested in fixed income investments, or in government funds, or in local country securities.

Contributions

        Citigroup's funding policy for U.S. plans and non-U.S. plans is generally to fund to the amounts of accumulated benefit obligations. For the U.S. plans, the Company may increase its contributions above the minimum required contribution under ERISA, if appropriate to its tax and cash position and the plan's funded position. At December 31, 2003, there were no minimum required contributions and no discretionary or non-cash contributions are currently planned. For the non-U.S. plans, discretionary contributions in 2004 are anticipated to be approximately $250 million. These estimates are subject to change since contribution decisions are affected by various factors, such as market performance, regulatory requirements, and management's ability to change funding policy.

Citigroup 401(k)

        Under the Citigroup 401(k) plan, eligible employees receive matching contributions of up to 3% of compensation, subject to an annual maximum of $1,500, invested in the Citigroup common stock fund. The pretax expense associated with this plan amounted to approximately $65 million in 2003, $57 million in 2002, and $49 million in 2001.

25.   Derivatives and Other Activities

        Citigroup enters into derivative and foreign exchange futures, forwards, options and swaps, which enable customers to transfer, modify or reduce their interest rate, foreign exchange and other market risks, and also trades these products for its own account. In addition, Citigroup uses derivatives and other instruments, primarily interest rate products, as an end-user in connection with its risk management activities. Derivatives are used to manage interest rate risk relating to specific groups of on-balance sheet assets and liabilities, including investments, commercial and consumer loans, deposit liabilities, long-term debt and other interest-sensitive assets and liabilities, as well as credit card securitizations, redemptions and sales. In addition, foreign exchange contracts are used to hedge non-U.S. dollar denominated debt, net capital exposures and foreign exchange transactions.

        A derivative must be highly effective in accomplishing the hedge objective of offsetting either changes in the fair value or cash flows of the hedged item for the risk being hedged. Any ineffectiveness present in the hedge relationship is recognized in current earnings. The assessment of effectiveness excludes the changes in the value of the hedged item which are unrelated to the risks being hedged. Similarly, the assessment of effectiveness may exclude changes in the fair value of a derivative related to time value which, if excluded, are recognized in current earnings.

        The following table summarizes certain information related to the Company's hedging activities for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
	In millions of dollars
Fair value hedges
Hedge ineffectiveness recognized in earnings	$6	$446	$168
Net gain (loss) excluded from assessment of effectiveness	(90)	(252)	85
Cash flow hedges
Hedge ineffectiveness recognized in earnings	(11)	(55)	20
Net gain excluded from assessment of effectiveness	10	1	—
Net investment hedges
Net gain (loss) included in foreign currency translation adjustment within accumulated other changes in equity from nonowner sources	(2,291)	(1,435)	432

        For cash flow hedges, any changes in the fair value of the end-user derivative remain in Accumulated other changes in equity from nonowner sources on the Consolidated Balance Sheet and are generally included in earnings of future periods when earnings are also affected by the variability of the hedged cash flow. The net gains associated with cash flow hedges expected to be reclassified from accumulated other changes in equity from nonowner sources within twelve months of December 31, 2003 are $651 million.

        The accumulated other changes in equity from nonowner sources from cash flow hedges for 2003, 2002, and 2001 can be summarized as follows (after-tax):

	2003	2002	2001
	In millions of dollars
Beginning balance(1)	$1,242	$168	$(3)
Net gain from cash flow hedges	237	1,591	315
Net amounts reclassified to earnings	(728)	(517)	(144)

Ending balance	$751	$1,242	$168

(1)
The 2001 amount results from the cumulative effect of accounting change for cash flow hedges.

        The Company enters into various types of derivative transactions in the course of its trading and non-trading activities. Futures and forward contracts are commitments to buy or sell at a future date a financial instrument, commodity or currency at a contracted price and may be settled in cash or through delivery. Swap contracts are commitments to settle in cash at a future date or dates which may range from a few days to a number of years, based on differentials between specified financial indices, as applied to a notional principal amount. Option contracts give the purchaser, for a fee, the right, but not the obligation, to buy or sell within a limited time, a financial instrument or currency at a contracted price that may also be settled in cash, based on differentials between specified indices.

        Citigroup also sells various financial instruments that have not been purchased (short sales). In order to sell securities short, the securities are borrowed or received as collateral in conjunction with short-term financing agreements and, at a later date, must be delivered (i.e., replaced) with like or substantially the same financial instruments or commodities to the parties from which they were originally borrowed.

        Derivatives and short sales may expose Citigroup to market risk or credit risk in excess of the amounts recorded on the Consolidated Balance Sheet. Market risk on a derivative, short sale or foreign exchange product is the exposure created by potential fluctuations in interest rates, foreign exchange rates and other values, and is a function of the type of product, the volume of transactions, the tenor and terms of the agreement, and the underlying volatility. Credit risk is the exposure to loss in the event of nonperformance by the other party to the transaction and if the value of collateral held, if any, was not adequate to cover such losses. The recognition in earnings of unrealized gains on these transactions is subject to management's assessment as to collectibility. Liquidity risk is the potential exposure that arises when the size of the derivative position may not be able to be rapidly adjusted in times of high volatility and financial stress at a reasonable cost.

26.   Concentrations of Credit Risk

        Concentrations of credit risk exist when changes in economic, industry or geographic factors similarly affect groups of counterparties whose aggregate credit exposure is material in relation to Citigroup's total credit exposure. Although Citigroup's portfolio of financial instruments is broadly diversified along industry, product, and geographic lines, material transactions are completed with other financial institutions, particularly in the securities trading, derivative, and foreign exchange businesses.

        In connection with the Company's efforts to maintain a diversified portfolio, the Company limits its exposure to any one geographic region, country or individual creditor and monitors this exposure on a continuous basis. At December 31, 2003, Citigroup's most significant concentration of credit risk was with the U.S. Government and its agencies. The Company's exposure, which primarily results from trading assets and investment securities positions in instruments issued by the U.S. Government and its agencies, amounted to $58.7 billion and $40.7 billion at December 31, 2003 and 2002, respectively. After the U.S. Government, the next largest exposure the Company has is to the Mexican Government and its agencies, which are rated investment grade by both Moody's and S&P. The Company's exposure amounted to $21.9 billion and $25.0 billion at December 31, 2003 and 2002, respectively, and is comprised of investment securities, loans, and trading assets.

27.   Fair Value of Financial Instruments

Estimated Fair Value of Financial Instruments

        The table below presents the carrying value and fair value of Citigroup's financial instruments, as defined in accordance with applicable requirements. Accordingly, as required, the disclosures exclude leases, affiliate investments, and pension and benefit obligations. Contractholder funds amounts exclude certain insurance contracts. Also as required, the disclosures exclude the effect of taxes, any premium or discount that could result from offering for sale at one time the entire holdings of a particular instrument, excess fair value associated with deposits with no fixed maturity and other expenses that would be incurred in a market transaction. In addition, the table excludes the values of nonfinancial assets and liabilities, as well as a wide range of franchise, relationship, and intangible values, which are integral to a full assessment of Citigroup's financial position and the value of its net assets.

        The fair value represents management's best estimates based on a range of methodologies and assumptions. The carrying value of short-term financial instruments as well as receivables and payables arising in the ordinary course of business, approximates fair value because of the relatively short period of time between their origination and expected realization. Quoted market prices are used for most investments, and for both trading and end-user derivatives, as well as for liabilities, such as long-term debt, with quoted prices. For performing loans, contractual cash flows are discounted at quoted secondary market rates or estimated market rates if available. Otherwise, sales of comparable loan portfolios or current market origination rates for loans with similar terms and risk characteristics are used. For loans with doubt as to collectibility, expected cash flows are discounted using an appropriate rate considering the time of collection and the premium for the uncertainty of the flows. The value of collateral is also considered. For liabilities such as long-term debt without quoted market prices, market borrowing rates of interest are used to discount contractual cash flows.

	2003		2002
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	In billions of dollars at year-end
Assets
Investments	$182.9	$182.9	$169.5	$169.5
Federal funds sold and securities borrowed or purchased under agreements to resell	172.2	172.2	139.9	139.9
Trading account assets	235.3	235.3	155.2	155.2
Loans(1)	449.8	469.8	417.7	436.9
Other financial assets(2)	133.1	133.1	126.0	126.3

Liabilities
Deposits	474.0	474.0	430.9	431.0
Federal funds purchased and securities loaned or sold under agreements to repurchase	181.2	181.2	162.6	162.6
Trading account liabilities	121.9	121.9	91.4	91.4
Contractholder funds
With defined maturities	13.5	13.7	12.5	13.3
Without defined maturities	13.1	12.8	11.1	10.7
Long-term debt	162.7	164.6	126.9	131.3
Mandatorily redeemable securities of subsidiary trusts	6.1	6.4	6.2	6.4
Other financial liabilities(3)	147.3	147.3	119.9	119.9

(1)
The carrying value of loans is net of the allowance for credit losses and also excludes $15.6 billion and $18.6 billion of lease finance receivables in 2003 and 2002, respectively.

(2)
Includes cash and due from banks, deposits at interest with banks, brokerage receivables, reinsurance recoverables and separate and variable accounts for which the carrying value is a reasonable estimate of fair value, and the carrying value and estimated fair value of financial instruments included in other assets on the Consolidated Balance Sheet.

(3)
Includes brokerage payables, separate and variable accounts, investment banking and brokerage borrowings, short-term borrowings, for which the carrying value is a reasonable estimate of fair value, and the carrying value and estimated fair value of financial instruments included in other liabilities on the Consolidated Balance Sheet.

        Fair values vary from period to period based on changes in a wide range of factors, including interest rates, credit quality, and market perceptions of value, and as existing assets and liabilities run off and new transactions are entered into.

        The estimated fair values of loans reflect changes in credit status since the loans were made, changes in interest rates in the case of fixed-rate loans, and premium values at origination of certain loans. The estimated fair values of Citigroup's loans, in the aggregate, exceeded in carrying values (reduced by the allowance for credit losses) by $20.0 billion in 2003 and $19.2 billion in 2002. Within these totals, estimated fair values exceeded carrying values for consumer loans net of the allowance by $16.3 billion, an increase of $1.9 billion from 2002, and for corporate loans net of the allowance by $3.7 billion, which was a decrease of $1.1 billion from 2002. The excess of the estimated fair value of loans over their carrying value reflects the decline in market interest rates since many of the loans were issued.

28.   Pledged Assets, Collateral, Commitments and Guarantees

Pledged Assets

        At December 31, 2003 and 2002 the approximate market values of securities sold under agreements to repurchase and other assets pledged, excluding the impact of FIN 39 and FIN 41, were as follows:

In millions of dollars	2003	2002
For securities sold under agreements to repurchase	$253,728	$231,175
As collateral for securities borrowed of approximately equivalent value	63,343	51,140
As collateral on bank loans	30,801	33
To clearing organizations or segregated under securities laws and regulations	31,165	22,463
For securities loaned	28,597	14,330
Other	45,692	56,250

Total	$453,326	$375,391

        In addition, included in cash and due from banks at December 31, 2003 and 2002 is $2.8 billion and $2.4 billion, respectively, of cash segregated under federal and other brokerage regulations or deposited with clearing organizations.

        At December 31, 2003 and 2002, $13.8 billion and $733 million, respectively, of consumer loans were pledged as collateral in financing transactions. The increase from the prior year relates to secured borrowings associated with the acquired Sears Credit Card and Financial Products business.

        At December 31, 2003 and 2002, the Company had $1.4 billion and $962 million, respectively, of outstanding letters of credit from third-party banks to satisfy various collateral and margin requirements.

Collateral

        At December 31, 2003 and 2002, the approximate market value of collateral received by the Company that may be sold or repledged by the Company, excluding amounts netted in accordance with FIN 39 and FIN 41, was $329.8 billion and $276.2 billion, respectively. This collateral was received in connection with resale agreements, securities borrowings and loans, derivative transactions, and margined broker loans.

        At December 31, 2003 and 2002, a substantial portion of the collateral received by the Company had been sold or repledged in connection with repurchase agreements, securities sold, not yet purchased, securities borrowings and loans, pledges to clearing organizations, segregation requirements under securities laws and regulations, derivative transactions, and bank loans.

        In addition, at December 31, 2003 and 2002, the Company had pledged $102.5 billion and $81.5 billion, respectively, of collateral that may not be sold or repledged by the secured parties.

Lease Commitments

        Rental expense (principally for offices and computer equipment) was $1.7 billion, $1.5 billion, and $1.7 billion for the years ended December 31, 2003, 2002, and 2001, respectively.

        Future minimum annual rentals under noncancelable leases, net of sublease income, are as follows:

In millions of dollars at year-end
2004	$873
2005	781
2006	670
2007	459
2008	368
Thereafter	1,546

Total	$4,697

Loan Commitments

In millions of dollars at year-end	2003	2002
One- to four-family residential mortgages	$3,599	$3,990
Revolving open-end loans secured by one- to four- family residential properties	14,007	10,297
Commercial real estate, construction and land development	1,382	1,781
Credit card lines(1)(2)	739,162	407,822
Commercial and other consumer loan commitments(3)	210,751	214,166

Total	$968,901	$638,056

(1)
Credit card lines are unconditionally cancelable by the issuer.

(2)
Increase from 2002 primarily relates to the Sears and Home Depot acquisitions.

(3)
Includes commercial commitments to make or purchase loans, to purchase third-party receivables, and to provide note issuance or revolving underwriting facilities. Amounts include $119 billion and $132 billion with original maturity of less than one year at December 31, 2003 and 2002, respectively.

        The majority of unused commitments are contingent upon customers maintaining specific credit standards. Commercial commitments generally have floating interest rates and fixed expiration dates and may require payment of fees. Such fees (net of certain direct costs) are deferred and, upon exercise of the commitment, amortized over the life of the loan or, if exercise is deemed remote, amortized over the commitment period. The table does not include unfunded commercial letters of credit issued on behalf of customers and collateralized by the underlying shipment of goods which totaled $4.4 billion and $5.0 billion at December 31, 2003 and 2002, respectively.

Obligations under Guarantees

        The Company provides a variety of guarantees and indemnifications to Citigroup customers to enhance their credit standing and enable them to complete a wide variety of business transactions. The table below summarizes at December 31, 2003 all of the Company's guarantees and indemnifications, where we believe the guarantees and indemnifications are related to an asset, liability, or equity security of the guaranteed parties at the inception of the contract. The maximum potential amount of future payments represents the notional amounts that could be lost under the guarantees and indemnifications if there were a total default by the guaranteed parties, without consideration of possible recoveries under recourse provisions or from collateral held or pledged. Such amounts bear no relationship to the anticipated losses on these guarantees and indemnifications and greatly exceed anticipated losses.

45

        The following tables present information about the Company's guarantees at December 31, 2003 and 2002:

	2003
In billions of dollars at December 31, 2003, except carrying value in millions	Expire Within 1 Year	Expire After 1 Year	Total Amount Outstanding	Maximum Potential Amount of Future Payments	Carrying Value (in millions)
Financial standby letters of credit	$18.4	$18.0	$36.4	$36.4	$147.7
Performance guarantees	4.9	3.2	8.1	8.1	10.2
Derivative instruments	21.4	103.8	125.2	125.2	12,923.2
Guarantees of collection of contractual cash flows	—	0.1	0.1	0.1	89.7
Loans sold with recourse	—	1.9	1.9	1.9	28.6
Securities lending indemnifications(1)	55.5	—	55.5	55.5	—
Credit card merchant processing(1)	22.6	—	22.6	22.6	—
Custody indemnifications(1)	—	18.0	18.0	18.0	—

Total	$122.8	$145.0	$267.8	$267.8	$13,199.4

	2002(2)
In billions of dollars at December 31, 2002, except carrying value in millions	Expire Within 1 Year	Expire After 1 Year	Total Amount Outstanding	Maximum Potential Amount of Future Payments	Carrying Value (in millions)
Financial standby letters of credit	$17.2	$15.0	$32.2	$32.2	$15.6
Performance guarantees	4.9	2.4	7.3	7.3	3.0
Derivative instruments	17.4	59.3	76.7	76.7	9,966.7
Guarantees of collection of contractual cash flows	—	0.2	0.2	0.2	230.0
Loans sold with recourse	4.0	3.6	7.6	7.6	45.2
Contingent payments in a business distribution	0.4	—	0.4	0.4	361.0
Securities lending indemnifications(1)	38.0	—	38.0	38.0	—
Credit card merchant processing(1)	15.4	—	15.4	15.4	—
Custody indemnifications(1)	—	11.1	11.1	11.1	—
Market value guarantees(1)	0.3	0.5	0.8	0.8	—
Residual value guarantees(1)	—	0.1	0.1	0.1	—

Total	$97.6	$92.2	$189.8	$189.8	$10,621.5

(1)
The carrying values of securities lending indemnifications, credit card merchant processing, custody indemnifications, market value guarantees, and residual value guarantees are not material as the Company has determined that the amount and probability of potential liabilities arising from these guarantees are not significant and the carrying amount of the Company's obligations under these guarantees is immaterial.

(2)
Reclassified to conform to the 2003 presentation.

        Financial standby letters of credit include guarantees of payment of insurance premiums and reinsurance risks that support industrial revenue bond underwriting and settlement of payment obligations in clearing houses, and that support options and purchases of securities or in lieu of escrow deposit accounts. Financial standbys also backstop loans, credit facilities, promissory notes and trade acceptances. Performance guarantees and letters of credit are issued to guarantee a customer's tender bid on a construction or systems installation project or to guarantee completion of such projects in accordance with contract terms. They are also issued to support a customer's obligation to supply specified products, commodities, or maintenance or warranty services to a third party. Derivative instruments include credit default swaps, total return swaps, written foreign exchange options, written put options, and written equity warrants. Guarantees of collection of contractual cash flows protect investors in credit card receivables securitization trusts from loss of interest relating to insufficient collections on the underlying receivables in the trusts. Loans sold with recourse represent the Company's obligations to reimburse the buyers for loan losses under certain circumstances. Contingent payments in a business disposition relates to the Company's obligation to make certain payments to TPC following the distribution of this business to shareholders in 2002. See Note 3 to the Consolidated Financial Statements for additional information about Discontinued Operations. Securities lending indemnifications are issued to guarantee that a security lending customer will be made whole in the event that the security borrower does not return the security subject to the lending agreement and collateral held is insufficient to cover the market value of the security. Credit card merchant processing guarantees represent the Company's obligations in connection with the processing of credit card transactions on behalf of merchants. Custody indemnifications are issued to guarantee that custody clients will be made whole in the event that a third-party subcustodian fails to safeguard clients' assets. Market value guarantees are issued to guarantee return of principal invested to fund investors. Residual value guarantees provide that the guarantor will pay the difference between the fair value of the guaranteed property or equipment and the value specified in the contract to the guarantor at the termination or renewal date of an operating lease.

        At December 31, 2003 and 2002, the Company's maximum potential amount of future payments under these guarantees was approximately $267.8 billion and $189.8 billion, respectively. For this purpose, the maximum potential amount of future payments is considered to be the notional amounts of letters of credit, guarantees, written credit default swaps, written total return swaps, indemnifications, and recourse provisions of loans sold with recourse; and the fair values of foreign exchange options and other written put options, warrants, caps and floors.

        Citigroup's primary credit card business is the issuance of credit cards to individuals. The Company also provides processing services to various merchants, processing credit card transactions on their behalf and managing the merchant's cash flow related to their credit card activity. In connection with these services, a contingent liability arises in the event of a billing dispute between the merchant and a cardholder that is ultimately resolved in the cardholder's favor and generally extends between three and six months after the date the transaction is processed or the receipt of the product or service, depending on industry practice or statutory requirements. In this situation, the transaction is "charged back" to the merchant and the disputed amount is credited or otherwise refunded to the cardholder. If the Company is unable to collect this amount from the merchant, it bears the loss for the amount of the refund paid to the cardholder. The risk of loss is mitigated as the cash flows between the Company and the merchant are settled on a net basis and the Company has the right to offset any payments with cash flows otherwise due to the merchant. To further mitigate this risk, Citigroup may require the merchant to make an escrow deposit, delay settlement, include event triggers to provide the Company with more financial and operational control in the event of the financial deterioration of the merchant, or require various credit enhancements (including letters of credit and bank guarantees). At December 31, 2003 and 2002, respectively, the Company held as collateral approximately $61 million and $31 million, respectively, of merchant escrow deposits and also had $109 million and $96 million, respectively, payable to merchants, which the Company has the right to set off against amounts due from the individual merchants.

        The Company's maximum potential liability for this contingent merchant processing liability is estimated to be the total volume of credit card transactions that meet the associations' requirements to be valid chargeback transactions at any given time. At December 31, 2003 and 2002, this maximum potential exposure was estimated to be $22.6 billion and $15.4 billion, respectively. However, the Company believes that the maximum exposure is not representative of the actual potential loss exposure based on the Company's historical experience. In most cases, this contingent liability is unlikely to arise, as most products and services are delivered when purchased and amounts are refunded when items are returned to merchants. The Company assesses the probability and amount of its liability related to merchant processing based on the extent and nature of unresolved chargebacks and its historical loss experience. At December 31, 2003, the estimated losses incurred and the carrying amount of the Company's obligations related to merchant processing activities are immaterial.

        In addition, the Company, through its credit card business, provides various cardholder protection programs on several of its card products, including programs that provide insurance coverage for rental cars, coverage for certain losses associated with purchased products, price protection for certain purchases and protection for lost luggage. These guarantees are not included in the table above since the total outstanding amount of the guarantees and the Company's maximum exposure to loss cannot be quantified. The protection is limited to certain types of purchases and certain types of losses and it is not possible to quantify the purchases that would qualify for these benefits at any given time. Actual losses related to these programs were not material during 2003. The Company assesses the probability and amount of its potential liability related to these programs based on the extent and nature of its historical loss experience. At December 31, 2003, the estimated losses incurred and the carrying value of the Company's obligations related to these programs are immaterial.

        In the normal course of business, the Company provides standard representations and warranties to counterparties in contracts in connection with numerous transactions and also provides indemnifications that protect the counterparties to the contracts in the event that additional taxes are owed due either to a change in the tax law or an adverse interpretation of the tax law. Counterparties to these transactions provide the Company with comparable indemnifications. While such representations, warranties and tax indemnifications are essential components of many contractual relationships, they do not represent the underlying business purpose for the transactions. The indemnification clauses are often standard contractual terms related to the Company's own performance under the terms of a contract and are entered into in the normal course of business based on an assessment that the risk of loss is remote. Often these clauses are intended to ensure that terms of a contract are met at inception (for example, that loans transferred to a counterparty in a sales transaction did in fact meet the conditions specified in the contract at the transfer date). No compensation is received for these standard representations and warranties and it is not possible to determine their fair value because they rarely, if ever, result in a payment. In many cases, there are no stated or notional amounts included in the indemnification clauses and the contingencies potentially triggering the obligation to indemnify have not occurred and are not expected to occur. There are no amounts reflected on the Consolidated Balance Sheet as of December 31, 2003 or 2002, related to these indemnifications and they are not included in the table above.

        In addition, the Company is a member of or shareholder in hundreds of value transfer networks (VTNs) (payment, clearing and settlement systems as well as securities exchanges) around the world. As a condition of membership, many of these VTNs require that members stand ready to backstop the net effect on the VTNs of a member's default on its obligations. The Company's potential obligations as a shareholder or member of VTN associations are excluded from the scope of FIN 45, since the shareholders and members represent subordinated classes of investors in the VTNs. Accordingly, the Company's participation in VTNs is not reported in the table above and there are no amounts reflected on the Consolidated Balance Sheet as of December 31, 2003 or 2002 for potential obligations that could arise from the Company's involvement with VTN associations.

        At December 31, 2003 and 2002, the carrying amounts of the liabilities related to the guarantees and indemnifications included in the table above amounted to approximately $13.2 billion and $10.6 billion. The carrying value of derivative instruments is included in either trading liabilities or other liabilities depending upon whether the derivative was entered into for trading or non-trading purposes. The carrying value of financial and performance guarantees is included in other liabilities. The carrying value of the guarantees of contractual cash flows are offset against the receivables from the credit card trusts. For loans sold with recourse the carrying value of the liability is included in other liabilities. In addition, at December 31, 2003 and 2002, other liabilities includes an allowance for credit losses of $600 million and $567 million, respectively, relating to letters of credit and unfunded lending commitments.

        In addition to the collateral available in respect of the credit card merchant processing contingent liability discussed above, the Company has collateral available to reimburse potential losses on its other guarantees. Cash collateral available to the Company to reimburse losses realized under these guarantees and indemnifications amounted to $38.3 billion and $31.9 billion at December 31, 2003 and 2002, respectively. Securities and other marketable assets held as collateral amounted to $29.4 billion and $18.8 billion and letters of credit in favor of the Company held as collateral amounted to $931 million and $834 million at December 31, 2003 and 2002, respectively. Other property may also be available to the Company to cover losses under certain guarantees and indemnifications; however, the value of such property has not been determined.

Loans Sold with Credit Enhancements

	2003	2002	Form of Credit Enhancement
	In billions of dollars at year-end
Residential mortgages and other loans sold with recourse(1)	$6.2	$8.1	2003: Recourse obligation of $1.9 2002: Recourse obligation of $3.6, and put options as described below
GNMA sales/servicing agreements(2)	21.0	31.1	Secondary recourse obligation
Securitized credit card receivables	74.8	66.9	Includes net revenue over the life of the transaction Also includes other recourse obligations of $2.8 in 2003 and $2.0 in 2002

(1)
Residential mortgages represent 50% of amounts in 2003 and 66% in 2002.

(2)
Government National Mortgage Association sales/servicing agreements covering securitized residential mortgages.

        Citigroup and its subsidiaries are obligated under various credit enhancements related to certain sales of loans or sales of participations in pools of loans, as summarized above.

        Net revenue on securitized credit card receivables is collected over the life of each sale transaction. The net revenue is based upon the sum of finance charges and fees received from cardholders and interchange revenue earned on cardholder transactions, less the sum of the yield paid to investors, credit losses, transaction costs, and a contractual servicing fee, which is also retained by certain Citigroup subsidiaries as servicers. As specified in certain of the sale agreements, the net revenue collected each month is accumulated up to a predetermined maximum amount, and is available over the remaining term of that transaction to make payments of yield, fees, and transaction costs in the event that net cash flows from the receivables are not sufficient. When the predetermined amount is reached, net revenue is passed directly to the Citigroup subsidiary that sold the receivables. The amount contained in these accounts is included in other assets and was $90 million at December 31, 2003 and $230 million at December 31, 2002. Net revenue from securitized credit card receivables included in other revenue was $3.3 billion, $2.7 billion, and $2.1 billion for the years ended December 31, 2003, 2002, and 2001, respectively.

        Various put options were written during 2000 and 1999 which require Citigroup to purchase, upon request of the holders, securities issued in certain securitization transactions in order to broaden the investor base and improve execution in connection with the securitizations. The aggregate amortized amount of these options was approximately $0.8 billion at December 31, 2002. The Company had recorded liabilities totaling approximately $6 million at December 31, 2002 in connection with these options. Subsequent to their initial issuance, such options are marked-to-market with the fluctuation being reflected on the Consolidated Statement of Income. During the first quarter of 2003, Citigroup purchased all remaining outstanding Class A certificates related to the securitization covered by the put option. This effectively removed the remaining put option.

Financial Guarantees

        Financial guarantees are used in various transactions to enhance the credit standing of Citigroup customers. They represent irrevocable assurances, subject to the satisfaction of certain conditions, that Citigroup will make payment in the event that the customer fails to fulfill its obligations to third parties.

        Citigroup issues financial standby letters of credit which are obligations to pay a third-party beneficiary when a customer fails to repay an outstanding loan or debt instrument, such as assuring payments by a foreign reinsurer to a U.S. insurer, to act as a substitute for an escrow account, to provide a payment mechanism for a customer's third-party obligations, and to assure payment of specified financial obligations of a customer. Fees are recognized ratably over the term of the standby letter of credit. The following table summarizes financial standby letters of credit issued by Citigroup. The table does not include securities lending indemnifications issued to customers, which are fully collateralized and totaled $55.5 billion at December 31, 2003 and $38.0 billion at December 31, 2002, and performance standby letters of credit.

			2003	2002
	Expire Within 1 Year	Expire After 1 Year	Total Amount Out- standing	Total Amount Out- standing
	In billions of dollars at year-end
Insurance, surety	$3.2	$9.6	$12.8	$12.1
Options, purchased securities, and escrow	0.3	—	0.3	0.1
Clean letters of credit	3.9	2.3	6.2	4.9
Other debt related	9.2	4.3	13.5	12.1

Total(1)	$16.6	$16.2	$32.8	$29.2

(1)
Total is net of cash collateral of $3.6 billion in 2003 and $3.0 billion in 2002. Collateral other than cash covered 26% of the total in 2003 and 34% in 2002.

29.   Contingencies

        As described in the "Legal Proceedings" discussion in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, the Company is a defendant in numerous lawsuits and other legal proceedings arising out of the transactions and activities that were the subjects of (i) the April 2003 settlement of research and IPO spinning-related inquiries conducted by the Securities and Exchange Commission, the National Association of Securities Dealers, the New York Stock Exchange and the New York Attorney General, (ii) the July 2003 settlement of the Enron-related inquiries conducted by the Securities and Exchange Commission, the Federal Reserve Bank of New York, the Office of the Comptroller of the Currency, and the Manhattan District Attorney, (iii) underwritings for, and research coverage of, WorldCom, and (iv) the allocation of, and aftermarket trading in, securities sold in initial public offerings. The Company's reserve toward the costs of resolving the lawsuits and other legal proceedings in connection with these matters was $1.5 billion at December 31, 2003. The total reserve established in 2002 amounted to $1.9 billion pretax and an after-tax amount of $1.3 billion.

        It is not possible to predict the ultimate outcome of these lawsuits and other legal proceedings, or the timing of their resolution. Management reviews the status of these matters on an ongoing basis and will exercise its judgment in resolving them in such manner as it believes to be in the best interests of the Company. The Company will defend itself vigorously in these cases and believes that it has substantial defenses to the claims asserted. However, given the uncertainties of the timing and outcome of this type of litigation, the large number of cases, the multiple defendants in many of them, the very large aggregate damages sought by the plaintiffs, the novel issues presented, the length of time before these cases will be resolved by settlement or through litigation, and the current difficult litigation environment, it is not presently possible to determine the Company's ultimate exposure for these matters and there is no assurance that the ultimate resolution of these matters will not significantly exceed the reserve accrued by the Company. In the opinion of the Company's management, the ultimate resolution of these lawsuits and other proceedings, while not likely to have a material adverse effect on the consolidated financial condition of the Company, may be material to the Company's operating results for any particular period.

30.   Citigroup (Parent Company Only)

Condensed Statement of Income

	Year Ended December 31
	2003	2002	2001
	In millions of dollars
Revenues
Interest	$1,693	$1,456	$1,225
Other	447	348	54

Total revenues	2,140	1,804	1,279
Expenses
Interest	1,459	1,660	1,876
Other	757	248	267

Total expenses	2,216	1,908	2,143

Pretax loss	(76)	(104)	(864)
Income tax benefit	33	53	348

Loss before equity in net income of subsidiaries	(43)	(51)	(516)
Equity in net income of subsidiaries	17,896	15,327	14,642

Income	$17,853	$15,276	$14,126

Condensed Balance Sheet

	December 31
	2003	2002
	In millions of dollars
Assets
Cash	$40	$101
Investments	7,957	7,837
Investments in and advances to:
Bank and bank holding company subsidiaries	122,057	100,541
Other subsidiaries	36,734	26,670
Cost of acquired businesses in excess of net assets	368	368
Other	3,769	2,747

Total assets	$170,925	$138,264

Liabilities
Advances from and payables to subsidiaries	$1,219	$1,209
Commercial paper	381	367
Junior subordinated debentures, held by subsidiary trusts	5,309	4,657
Long-term debt	64,386	44,142
Other liabilities	1,390	945
Redeemable preferred stock, held by subsidiary	226	226
Stockholders' equity
Preferred stock ($1.00 par value; authorized shares: 30 million), at aggregate liquidation value	1,125	1,400
Common stock ($.01 par value; authorized shares: 15 billion), issued shares: 2003 and 2002—5,477,416,254 shares	55	55
Additional paid-in capital	17,531	17,381
Retained earnings	93,483	81,403
Treasury stock, at cost: 2003—320,466,849 shares and 2002—336,734,631 shares	(11,524)	(11,637)
Accumulated other changes in equity from nonowner sources	(806)	(193)
Unearned compensation	(1,850)	(1,691)

Total stockholders' equity	98,014	86,718

Total liabilities and stockholders' equity	$170,925	$138,264

Condensed Statement of Cash Flows

	Year Ended December 31
	2003	2002	2001
	In millions of dollars
Cash flows from operating activities
Net income	$17,853	$15,276	$14,126
Adjustments to reconcile net income to cash provided by operating activities:
Equity in net income of subsidiaries	(17,896)	(15,327)	(14,642)
Dividends received from:
Bank and bank holding company subsidiaries	4,210	6,744	5,784
Other subsidiaries	1,805	5,770	2,325
Other, net	788	(739)	(109)

Net cash provided by operating activities	6,760	11,724	7,484

Cash flows from investing activities
Capital contributions to subsidiaries	—	—	(6,250)
Change in investments	(182)	(6,350)	(1,487)
Advances to subsidiaries, net	(19,532)	(4,908)	(13,733)
Other investing activities, net	200	(200)	—

Net cash used in investing activities	(19,514)	(11,458)	(21,470)

Cash flows from financing activities
Proceeds from (repayment of) advances from subsidiaries, net	(196)	278	2,961
Dividends paid	(5,773)	(3,676)	(3,185)
Issuance of common stock	686	483	875
Redemption of preferred stock	(275)	(125)	(250)
Stock tendered for payment of withholding taxes	(499)	(475)	(506)
Treasury stock acquired	(2,416)	(5,483)	(3,045)
Issuance of long-term debt	24,794	16,282	17,610
Issuance of (proceeds from) junior subordinated debentures	858	—	2,483
Payments and redemptions of long-term debt	(4,500)	(7,362)	(3,000)
Change in short-term borrowings	14	(114)	(15)

Net cash provided by (used in) financing activities	12,693	(192)	13,928

Change in cash	(61)	74	(58)
Cash at beginning of period	101	27	85

Cash at end of period	$40	$101	$27

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$1,588	$2,303	$1,739
Cash received during the period for taxes	$691	$308	$911

31.   Selected Quarterly Financial Data (Unaudited)

	2003				2002
	Fourth	Third	Second	First	Fourth	Third	Second	First
	In millions of dollars, except per share amounts
Revenues, net of interest expense	$20,154	$19,398	$19,354	$18,536	$17,873	$17,644	$17,993	$17,798
Operating expenses	10,032	9,613	9,971	9,552	10,655	8,440	9,147	9,056
Benefits, claims, and credit losses	3,209	2,721	3,087	2,924	3,553	3,576	2,982	3,362
Income from continuing operations before income taxes, minority interest, and cumulative effect of accounting changes	6,913	7,064	6,296	6,060	3,665	5,628	5,864	5,380
Income taxes	2,112	2,208	1,956	1,919	1,204	1,898	2,017	1,879
Minority interest, after-tax	41	165	41	38	32	24	18	17
Income from continuing operations	4,760	4,691	4,299	4,103	2,429	3,706	3,829	3,484
Income (loss) from discontinued operations	—	—	—	—	—	214	255	1,406
Cumulative effect of accounting changes(1)	—	—	—	—	—	—	—	(47)

Net income	$4,760	$4,691	$4,299	$4,103	$2,429	$3,920	$4,084	$4,843

Earnings per share(2)
Basic earnings per share
Income from continuing operations	$0.93	$0.92	$0.84	$0.80	$0.48	$0.73	$0.75	$0.68
Net income	$0.93	$0.92	$0.84	$0.80	$0.48	$0.77	$0.80	$0.94

Diluted earnings per share
Income from continuing operations	$0.91	$0.90	$0.83	$0.79	$0.47	$0.72	$0.73	$0.66
Net income	$0.91	$0.90	$0.83	$0.79	$0.47	$0.76	$0.78	$0.93

Common stock price per share
High	$49.00	$47.17	$45.56	$37.93	$38.97	$36.68	$49.45	$52.00
Low	45.56	42.92	35.60	31.42	26.73	25.04	37.00	42.22
Close	48.54	45.51	42.80	34.45	35.19	29.65	38.75	49.52
Dividends per share of common stock	$0.35	$0.35	$0.20	$0.20	$0.18	$0.18	$0.18	$0.16

(1)
Accounting changes include the 2002 first-quarter adoption of the remaining provisions of SFAS 142.

(2)
Due to averaging of shares, quarterly earnings per share may not add to the totals reported for the full year.

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